================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 MATTEL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                              [LOGO OF MATTEL, INC.]

                            NOTICE OF ANNUAL MEETING
                                      and
                                PROXY STATEMENT


                         Annual Meeting of Stockholders

                            Manhattan Beach Marriott
                              1400 Parkview Avenue
                          Manhattan Beach, California
                                  May 6, 1998

                                 MATTEL, INC.
                           333 CONTINENTAL BOULEVARD
                         EL SEGUNDO, CALIFORNIA 90245

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 6, 1998

  The Annual Meeting of the Stockholders of MATTEL, INC. will be held Wednesday, May 6, 1998 at 10:00 a.m., local time, in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, to consider and act upon the following matters:

  1. The election of directors;

  2. The approval of the 1997 Premium Price Stock Option Plan;

  3. The approval of the Mattel Management Incentive Plan;

  4. The approval of an amendment to Article Fourth of Mattel's Restated Certificate of Incorporation;

  5. The ratification of the selection of Price Waterhouse LLP as the Company's independent accountants for the year ending December 31, 1998; and

  6. Such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors knows of one stockholder proposal that may be presented at the meeting and that is described in the attached Proxy Statement.

  Shares represented by properly executed proxies hereby solicited by the Board of Directors of Mattel will be voted in accordance with instructions specified therein. It is the intention of the Board of Directors that shares represented by proxies which are not limited to the contrary will be voted in favor of the election as directors of the persons named in the accompanying Proxy Statement, for proposals 2, 3, 4 and 5 and on other matters as recommended by the Board.

  The Board of Directors has fixed the close of business on March 13, 1998 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          Leland P. Smith
                                          Secretary

El Segundo, California
March 30, 1998

  IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTEREST BE REPRESENTED AT THE MEETING. THEREFORE, IF YOU ARE UNABLE TO BE PRESENT IN PERSON OR OTHERWISE REPRESENTED AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY IN ORDER THAT YOUR STOCK WILL BE REPRESENTED.

                                 MATTEL, INC.

                           333 Continental Boulevard
                         El Segundo, California 90245

                               ----------------

                                PROXY STATEMENT
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 6, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Mattel, Inc., a Delaware corporation ("Mattel" or the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting"), to be held at 10:00 a.m., local time, Wednesday, May 6, 1998 in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, and at any adjournment or postponement of such meeting. This Proxy Statement and the form of proxy to be utilized at the Meeting were mailed or delivered to the stockholders of Mattel on or about March 30, 1998.

RECORD DATE AND VOTING

  The Board has fixed the close of business on March 13, 1998 as the record date (the "Record Date") for the determination of the holders of common stock, $1.00 par value per share (the "Common Stock"), and Series C Mandatorily Convertible Redeemable Preferred Stock, $1.00 par value per share (the "Series C Stock"), entitled to vote at the Meeting and any adjournment or postponement thereof. As of the Record Date, there were outstanding 300,381,481 shares of Common Stock and 771,920 shares of Series C Stock. All of the shares of Series C Stock are held by The First National Bank of Boston as Depositary for the holders of Series C Depositary Shares (the "Series C Depositary Shares"). Each Series C Depositary Share represents one twenty-fifth of a share of Series C Stock. The Series C Stock will be voted by The First National Bank of Boston in accordance with instructions received from the holders of the Series C Depositary Shares. Consequently, holders of Series C Depositary Shares are entitled to direct The First National Bank of Boston with respect to 0.48876 of a vote per Series C Depositary Share, or approximately 9.4 million votes in the aggregate.

QUORUM, CUMULATIVE VOTING AND VOTING REQUIREMENTS

  The holders of record of a majority of the outstanding shares of Common Stock and Series C Stock will constitute a quorum for the transaction of business at the Meeting. As to all matters, each stockholder is entitled to one vote for each share of Common Stock and 12.219 votes for each share of Series C Stock he or she holds. The holders of such shares vote together as a single class, except under certain conditions when the holders of Series C Stock are entitled to vote as a separate class. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock and Series C Stock are entitled to elect ten directors with the ten candidates who receive the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In electing directors, stockholders have the unconditional right to cumulate their votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes per share of stock held in their name or to distribute such votes among as many candidates as they see fit. Stockholders may cumulate their votes by writing the name or names of the nominee or nominees with respect to whom they are withholding their votes in the space provided on the proxy card and the shares voted will be cumulated in the manner described above and voted for the remaining candidate or spread equally, adjusted to whole votes, among the remaining candidates. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

  All proxies which are properly completed, signed and returned prior to the Meeting will be voted. Any proxy given by a stockholder may be revoked at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it, by delivering a duly executed proxy bearing a later date or by the stockholder attending the Meeting and expressing a desire to vote his or her shares in person.

  Under the terms of the Deposit Agreement between the Company and The First National Bank of Boston, all shares of Series C Stock held by The First National Bank of Boston, as Depositary, will be voted or not voted as directed by written instructions from the holders of Series C Depositary Shares, and shares for which no instructions are received will be voted as abstentions. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without instructions as to how it is to be voted, the voting instruction card will be deemed an instruction to vote in favor of the election as directors of the Board's nominees, for proposals 2, 3, 4 and 5, against proposal 6 if it is presented at the Meeting and in the discretion of the Depositary named on the voting card on the transaction of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information regarding the beneficial ownership of Mattel's Common Stock as of February 15, 1998 by (i) each director and nominee for director, (ii) the Chairman and Chief Executive Officer and each of the four other most highly compensated executive officers of Mattel and (iii) all directors and executive officers of Mattel as a group:

                                                          AMOUNT AND NATURE
 NAME OF BENEFICIAL OWNER POSITION WITH THE COMPANY   OF BENEFICIAL OWNERSHIP(1)
 ------------------------ -------------------------   --------------------------
 John W. Amerman           Director                             970,087(2)
 Jill E. Barad             Chairman and Chief                 1,759,356(2)
                           Executive Officer
 Gary S. Baughman          President, Fisher-Price              118,434(2)
 Dr. Harold Brown          Director                              58,945(3)
 Tully M. Friedman         Director                              16,250(3)
 Joseph C. Gandolfo        President, Worldwide                 599,003(2)
                            Manufacturing
                            Operations and a
                            Director
 Ronald M. Loeb            Director                              38,764(3)
 Ned Mansour               President, Corporate                 272,815(2)
                            Operations, General
                            Counsel and a Director
 Edward N. Ney             Director                              39,972(3)
 William D. Rollnick       Director                             175,070(3)
 Christopher A. Sinclair   Director                              16,000(3)
 Bruce L. Stein            President, Mattel                    175,000(2)
                            Worldwide, Chief
                            Operating Officer and a
                            Director
 John L. Vogelstein        Director                             536,775(3)
 All Executive Officers
  and Directors as a
  group (19 persons)                                          5,152,374(4)

--------
(1) Except as set forth below, the directors and officers named above have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable, and no director or executive officer named above owns or controls or may be deemed to beneficially own or control 1% or more of any class of capital stock of the Company.

(2) Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within 60 days following February 15, 1998: Amerman, 722,213; Barad, 1,444,469; Baughman, 50,000;
    Gandolfo, 563,854; Mansour, 250,125; and Stein, 175,000.

(3) Includes 15,000 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1998.

(4) The amount stated includes an aggregate of 3,609,929 shares of Common Stock which may be acquired upon the exercise of options within 60 days following February 15, 1998 and represents approximately 1.7% of the outstanding shares of Common Stock.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Ten directors are to be elected at the Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. In the absence of instructions to the contrary, proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Company. Management has no present knowledge that any of the persons named will be unavailable to serve.

  No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any executive officer of the Company.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

  Information is set forth below concerning the nominees for directors. With the exception of Mr. Amerman and Mr. Ney who plan to resign from the Board of Directors prior to the Meeting, all of the incumbent directors are also nominees for election as directors. Following the resignations of Mr. Amerman and Mr. Ney, there will be two vacancies on the Board of Directors which will be filled in due course following the selection of suitable candidates by the Board of Directors. All of the nominees for election as directors are also incumbent directors. Each nominee has furnished the information as to his or her beneficial ownership of Common Stock as of February 15, 1998 and the nominee's principal occupation. Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.

                                     PRINCIPAL OCCUPATION             DIRECTOR
             NAME                         OR POSITION             AGE  SINCE
             ----                    --------------------         --- --------
 Jill E. Barad...............  Chairman of the Board and Chief     46   1991
                                Executive Officer (also a
                                Director of Microsoft Corp. and
                                PIXAR Inc.)
 Dr. Harold Brown............  Senior Managing Director of E.M.    70   1991
                                Warburg, Pincus & Co., LLC;
                                Counselor, Center for Strategic
                                and International Studies (also
                                a Director of International
                                Business Machines Corporation,
                                Cummins Engine Company, Alumax,
                                Inc., Philip Morris Companies,
                                Inc. and Evergreen Holdings,
                                Inc.)
 Tully M. Friedman...........  Founding Partner of Friedman &      56   1984
                                Fleischer, LLC, a private
                                investment firm (also on the
                                Advisory Board of Tevecap,
                                S.A., the Board of
                                Representatives of Falcon
                                Holding Group, L.P. and a
                                Director of APL Limited, Levi
                                Strauss & Co., McKesson
                                Corporation and MobileMedia
                                Corporation)
 Joseph C. Gandolfo..........  President, Worldwide                56   1997
                                Manufacturing Operations
 Ronald M. Loeb..............  Of Counsel to the law firm of       65   1970
                                Irell & Manella LLP
 Ned Mansour.................  President, Corporate Operations     49   1996
                                and General Counsel
 William D. Rollnick.........  Retired Chairman and a Director     66   1984
                                of Genstar Rental Electronics,
                                Inc.
 Christopher A. Sinclair.....  President and Chief Executive       47   1996
                                Officer of Quality Food Centers
                                (also a Director of Perdue
                                Farms, Inc., Quality Food
                                Centers and the Woolworth
                                Corporation)
 Bruce L. Stein..............  President, Mattel Worldwide and     43   1996
                                Chief Operating Officer
 John L. Vogelstein..........  Vice Chairman of the Board,         63   1983
                                President and Director of E.M.
                                Warburg, Pincus & Co., LLC
                                (also a Director of ADVO, Inc.,
                                Aegis Group plc, Golden Books
                                Family Entertainment, Inc.,
                                Journal Register Company, LLC,
                                Knoll, Inc., LCI International,
                                Value Health, Inc. and Vanstar
                                Corporation)

  Except as set forth below, each of the directors has served in the capacity indicated in the table for at least the past five years. Ms. Barad has served as Chief Executive Officer since January 1997 and as Chairman of the Board since October 1997. Prior to that, she served as an executive officer of Mattel for more than five years. Mr. Friedman has served in the capacity indicated since January 1998. Prior to that, he was a Founding Partner of Hellman & Friedman, a private investment firm, for more than five years. Mr. Mansour has served as the President, Corporate Operations since August 1996. He has served as General Counsel since November 1997. Prior to that, he served as an executive officer of Mattel for five years. Mr. Sinclair has served in the capacity indicated since September 1996. Prior to that, he served as Chairman and Chief Executive Officer of Pepsi-Cola Company and President and Chief Executive Officer of PepsiCo Foods & Beverages International and Pepsi-Cola International. Mr. Stein has served in the capacity indicated since September 1997. Prior to that, he served as President, Mattel Worldwide, President and Chief Executive Officer of SONY Interactive Entertainment, a consultant to DreamWorks SKG and Mandalay Entertainment, President and Chief Executive Officer of Marvel Entertainment Group and President of the Kenner Products division of Hasbro, Inc.

                            THE BOARD OF DIRECTORS

MEETINGS AND REMUNERATION

  During 1997, the Board held six meetings, and no director attended less than 75% of the aggregate of all Board meetings and of all meetings held by any committee of the Board on which he or she served.

  Non-employee members of the Board receive an annual retainer of $30,000 per year. Each Committee Chairman receives an annual fee of $4,000 per year and each non-employee committee member receives $1,500 per committee meeting attended. Directors may elect to defer all or part of their directors' fees under an arrangement which provides for the investment of such fees in Common Stock equivalents or in interest-bearing accounts. The distribution of such deferred amounts may be in a lump sum or installments over a period of years commencing on or after the individual ceases to be a director of Mattel. Pursuant to the terms of the Mattel 1996 Stock Option Plan, each new non-employee member of the Board receives upon their initial election to the Board options to purchase 15,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant. The options are immediately exercisable and expire ten years from the date of grant; provided, however, the options terminate sixty days after the director ceases to be a member of the Board, for whatever reason. Upon each annual re-election to the Board, each non-employee member of the Board receives options to purchase either 5,000 or 10,000 shares of Common Stock with an exercise price equal to the fair market value on the date of grant. To recognize continued service on the Board, directors with five years of service or less receive options to purchase 5,000 shares of Common Stock, and directors with more than five years of service receive options to purchase 10,000 shares of Common Stock. The options vest at the rate of 25% per year and expire ten years from the date of grant; provided, however, the options terminate sixty days after the director ceases to be a member of the Board, for whatever reason.

  At a meeting held on February 5, 1998 and upon the recommendation of the Nominations/Corporate Governance Committee, the Board adopted policies regarding (i) non-employee Director stock ownership and (ii) non-employee Director retention of shares purchased on exercise of stock options. Under the policy, non-employee members of the Board will have up to five years from the later of adoption of the policy or joining the Board to attain target minimum levels of stock ownership. In addition, during their service on the Board, each non-employee member of the Board must either hold his or her options to purchase shares of Common Stock or, if exercised, must hold the underlying shares of Common Stock until they cease to be a member of the Board.

COMMITTEES

  Mattel has an Audit Committee chaired by Mr. Rollnick and including Messrs. Friedman, Loeb and Vogelstein as members. During 1997, the Committee held six meetings. The primary functions which the Audit Committee performs are to review periodic financial statements and certain financial information before publication; discuss the scope of the independent accountants' engagement and review the independent accountants' performance, reports and fees; review the scope and adequacy of Mattel's financial controls, internal audit plans and the findings of internal audit examinations; and recommend the selection of independent accountants.

  Mattel has an Executive/Finance Committee, chaired by Mr. Vogelstein and including Messrs. Amerman, Friedman and Rollnick and Ms. Barad as members. During 1997, the Executive/Finance Committee held three meetings. The Executive/Finance Committee has all the powers of the Board of Directors subject to limitations of applicable law.

  Mattel has a Nominations/Corporate Governance Committee chaired by Mr. Loeb and including Messrs. Friedman, Mansour and Vogelstein as members. During 1997, the Nominations/Corporate Governance Committee held two meetings. Its primary function is to act on behalf of and with the concurrence of the Board with respect to matters relating to the composition and membership of the Board and the Board's governance responsibilities. The Nominations/Corporate Governance Committee also works closely with the Chief Executive Officer and other members of management to assure that the corporation is governed effectively and smoothly. Sitting as a Nominating Committee, its primary functions are to submit to the Board for consideration nominees for membership to be presented to the stockholders for their election at the Annual Meeting of Stockholders; solicit recommendations and select persons as candidates to fill vacancies on the Board; and present to the Board its recommendations for committee assignments.

  Mattel has a Compensation/Options Committee chaired by Mr. Vogelstein and including Messrs. Rollnick and Sinclair as members. During 1997, the Compensation/Options Committee held seven meetings. Its primary functions are to review compensation levels of members of management; evaluate the performance of management and consider management succession and related matters; and approve and oversee the various incentive plans, including the Company's stock option plans and incentive compensation plans.

  Mattel has a Foundation Committee chaired by Dr. Brown and including Messrs. Gandolfo and Ney as members. During 1997, the Foundation Committee held four meetings. The Foundation Committee provides direction to and approves the budget and major expenditures for the Mattel Foundation. Funded annually from corporate profits, the Mattel Foundation supports a variety of programs and organizations that primarily benefit children in need.

  Mattel has a Pension Committee chaired by Mr. Ney and including Messrs. Brown and Stein. During 1997, the Pension Committee held two meetings. The Pension Committee oversees the operation of Mattel's pension and employee retirement plans by reviewing investment policies and financial performance, selecting trustees and other fiduciaries and monitoring the administration of the plans.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

  The Nominations/Corporate Governance Committee will consider nominee recommendations by the stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Stockholders is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company not less than ninety days nor more than one hundred-twenty days prior to the meeting, or if the Company gives less than forty days' notice of the meeting date, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. A nomination which does not comply with the above procedure will be disregarded. Written notice of any such nominee should be sent to the Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012.

                 REPORT OF THE COMPENSATION/OPTIONS COMMITTEE

  The following Report of the Compensation/Options Committee and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of
Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"). Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

GENERAL

  The Compensation/Options Committee (the "Committee"), a committee composed entirely of directors who have never served as officers of the Company, approves and oversees the Company's various incentive and stock plans, reviews compensation levels of members of management, evaluates the performance of management and considers management succession and related matters. In evaluating the performance of members of management, the Committee consults with the Chief Executive Officer except when reviewing her performance, in which case the Committee meets independently. The Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the five individuals named in the Summary Compensation Table (the "Compensation Table"). The Committee met seven times during 1997.

STATEMENT ON PHILOSOPHY OF EXECUTIVE COMPENSATION

  In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Committee is guided by three basic principles:

  . The Company must offer competitive salaries to be able to attract, retain and motivate highly-qualified and experienced executives and other management personnel;

  . Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

  . The financial interests of the Company's senior executives should be aligned with the financial interests of the stockholders, primarily through stock option grants, restricted stock, the Management Incentive Plan and the Long-Term Incentive Plan.

IMPLEMENTATION OF PHILOSOPHY

  The Company has retained the services of various compensation consulting firms to assist the Committee in connection with the performance of its duties, including developing compensation plans to achieve this policy. These firms provide data and advice to the Committee with respect to the compensation paid to senior officers of the Company. In addition, they periodically review the compensation plans in which each of the officers named in the Compensation Table participates and report to the Committee (i) whether the plans meet the objectives of motivating the officers to continue to achieve the superior stockholder return the Company has experienced and (ii) if the plans also achieve the objective of attracting and retaining qualified officers.

  In 1997, the Committee retained the services of SCA Consulting, a compensation consulting firm, to assist the Company in developing a new annual incentive program and a premium price stock option program. SCA Consulting also performed a review of total compensation for the Company's senior executives. In connection with these services, a representative of SCA Consulting has attended Committee meetings and discussed with the Committee, among other subjects, a competitive assessment of senior executive compensation, long-term incentive concepts, annual incentive concepts including financial performance measures, peer group comparisons, premium price stock options and dilution.

BASE SALARY

  Base salaries for the Chief Executive Officer and other executive officers are established at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. Salaries are reviewed periodically (typically once every eighteen months) and adjusted as warranted to reflect continued contributions and sustained individual performance. The Committee measures individual performance and contribution against total annual compensation, including incentive awards, rather than base salary alone.

MANAGEMENT INCENTIVE PLAN

  Under the Company's Management Incentive Plan ("MIP"), incentive compensation is earned based on the current year's performance as compared to business and financial goals for the year. For 1997, these annual goals were established by the Committee at the beginning of the period and included Cash Flow Return on Investment ("CFROI") and operating profit, weighted 33% and 67%, respectively. CFROI is a measure of the cash flow generated by the Company's assets and is based on a formula developed by an independent financial consulting firm. This formula is related to the economic performance of a company, and an increase in CFROI is strongly correlated to improvement in stock price. In determining individual awards under the MIP, the Committee also considers individual accomplishments. For 1997, the maximum annual amounts that the Chief Executive Officer and the four other officers named in the Compensation Table are eligible to receive under the MIP range from 75% to 100% of base salary. Payments under the MIP were made for 1997 to Ms. Barad and Messrs. Baughman, Gandolfo, Mansour and Stein of $445,503, $200,000, $154,917, $190,031 and $213,194, respectively. (For the terms of the 1998 MIP, see "Proposal 3--Approval of the Mattel Management Incentive Plan" below.)

LONG-TERM INCENTIVE PLAN

  The individuals listed in the Compensation Table participate in the Company's Long-Term Incentive Plan (the "LTIP"). Awards under the LTIP are based on Mattel's financial performance over a three-year performance cycle with performance targets that relate to the long-range financial goals of the Company. The performance targets used to determine awards under the LTIP are based primarily on CFROI, revenue growth and earnings per share growth. Prior to April 1 of the first year of the three-year performance period, the Committee establishes, in writing, the level of each executive's participation and target levels for the performance criteria which must be achieved before incentive payments are awarded. Interim payments of performance awards for tracking to the three-year goals are made at the end of each year. Each interim award is paid annually in the first quarter of the following year. Individual participation is established by the Committee at levels considered appropriate in light of the duties and scope of responsibilities of each officer's position. During the three-year period covered by the Compensation Table, Mattel's Common Stock price, adjusted for stock splits, increased from $16.08 to $37.25, a 132% increase. Payments under the LTIP were made for 1997 for awards granted in 1996 to Ms. Barad and Messrs. Baughman, Gandolfo, Mansour and Stein of $700,000, $200,000, $270,000, $400,000 and $400,000,
respectively.

EQUITY-BASED INCENTIVE COMPENSATION

  The 1996 Stock Option Plan (the "1996 Plan") authorizes the Committee to make grants and awards of stock options, stock appreciation rights, restricted stock and other stock-based awards. Stock options are granted with an exercise price equal to the market price of Mattel's Common Stock on the date of grant and generally vest over four years. This approach is designed to motivate management to increase stockholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

  In 1997, Messrs. Baughman, Gandolfo, Mansour and Stein were granted options to purchase 200,000, 225,000, 550,000 and 300,000 shares of Common Stock, respectively, pursuant to the 1996 Plan. These options are exercisable at the fair market value on the date of grant and vest in four equal annual installments commencing one year and one day after the date of grant. In 1997, Messrs. Baughman, Gandolfo, Mansour and Stein were also granted options to purchase 1,194,182, 955,346, 1,433,019 and 1,433,019 shares of Common Stock, respectively, pursuant to the 1997 Premium Price Stock Option Plan (the "Plan") which are conditioned upon stockholder approval of the Plan. The Committee first discussed the Plan on August 21, 1997 and reviewed the Plan on October 17, 1997. Upon the recommendation of the Committee, the Board adopted the Plan on November 6, 1997. Options granted under the Plan have exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 25% ($42.03 per share) or 33 1/3% ($44.83 per share) above Mattel's prior six month average stock price on November 6, 1997 ($32.62 per share), or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted under the Plan are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 1999 for options with a 25% premium price and December 31, 2000 for options with a 33 1/3% premium price or (ii) Mattel achieves a fifteen percent compound earnings per share growth rate over the same periods, respectively. Options granted under the Plan expire on December 31, 2002. Even if vested, options granted under the Plan may not be exercised for three years from the date of grant. Grants under the Plan are intended to replace annual grants under the 1996 Plan for the next three years. The primary basis for the Committee's granting of such options to Messrs. Baughman, Gandolfo, Mansour and Stein was to recognize them as key leaders of the Company and to provide them with strong incentive to increase Mattel's value during the term of the options. The Committee reviewed competitive data regarding long-term incentive levels in comparative companies and relied upon the advice of SCA Consulting in determining the number and design of options to grant. (See "Proposal 2-- Approval of the 1997 Premium Price Stock Option Plan" below.)

  The Committee believes that significant equity interests in the Company held by the Company's management more closely align the interests of stockholders and management. In light of this belief and effective January 1, 1995, the Company established stock ownership guidelines for senior management. Those executives to whom the guidelines apply have up to five years to attain target minimum levels of stock ownership, based on an ascending scale commensurate with their level in the Company. Compliance with these guidelines is monitored by the Committee and, while not mandatory, will be taken into consideration at the time future stock option grants are made.

INTERNAL REVENUE CODE SECTION 162(M)

  As one of the factors in its review of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. The deductibility of some types of compensation payments depends upon the timing of an executive's vesting or exercise of previously granted rights. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Committee's control also affect the deductibility of compensation. For these and other reasons, the Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In 1997, Ms. Barad earned a total compensation of $1,545,511 in salary and short-term bonus. The Committee considers this level of compensation appropriate in light of Ms. Barad's leadership of the world's largest toy company. Ms. Barad's employment agreement with Mattel establishes a minimum base salary and the minimum benefits to which she is entitled under the compensation plans available to Mattel's executive officers. The Committee typically reviews Ms. Barad's base salary every eighteen months. Her base salary was not reviewed in 1997.

  In 1997, Ms. Barad was granted options to purchase 825,000 shares of Common Stock pursuant to the 1996 Plan. These options are exercisable at the fair market value on the date of grant and vest in four equal annual installments commencing one year and one day after the date of grant. In 1997, Ms. Barad was also granted options to purchase 4,082,946 shares of Common Stock pursuant to the Plan which are conditioned upon stockholder approval of the Plan. Options granted under the Plan have exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 25% ($42.03 per share) or 33 1/3% ($44.83 per share) above Mattel's prior six month average stock price on November 6, 1997 ($32.62 per share), or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted under the Plan are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 1999 for options with a 25% premium price and December 31, 2000 for options with a 33 1/3% premium price or (ii) Mattel achieves a fifteen percent compound earnings per share growth rate over the same periods, respectively. Options granted under the Plan expire on December 31, 2002. Even if vested, options granted under the Plan may not be exercised for three years from the date of grant. Grants under the Plan are intended to replace annual grants under the 1996 Plan for the next three years. The primary basis for the Committee's granting of such options to Ms. Barad was to recognize her as the key leader of the Company and to provide her with strong incentive to increase Mattel's value during the term of the options. The Committee reviewed competitive data regarding long-term incentive levels for CEOs in comparative companies and relied upon the advice of SCA Consulting in determining the number and design of options to grant. (See "Proposal 2--Approval of the 1997 Premium Price Stock Option Plan" below.)

  In setting Ms. Barad's compensation, the Committee relied heavily on its assessment of her short-term performance and long-term ability and dedication to enhance Mattel's value. In the short-term, Mattel reported record sales and earnings in 1997. From January 1, 1997, the beginning of Ms. Barad's service as Chief Executive Officer, through March 10, 1998, Mattel's market value has increased by approximately $5.2 billion. In the last nine years, Mattel has reported record sales and earnings. This long-term performance is further highlighted on the five year Performance Graph following this Report, which compares the total return of the Common Stock to the total return of the S&P 500 and the Recreation Products Group. Accordingly, Ms. Barad's total compensation for 1997 was based on both short-term performance and the long-term success of the Company under her leadership.

                                          COMPENSATION/OPTIONS COMMITTEE

                                          John L. Vogelstein (Chairman)
                                          William D. Rollnick
                                          Christopher A. Sinclair

                               PERFORMANCE GRAPH

                                 MATTEL, INC.

               Comparison of Five Year Cumulative Total Return*

       Mattel, Inc., S&P 500, and Recreation Products Group 1992 to 1997

                               [GRAPH APPEARS HERE]

CUMULATIVE TOTAL RETURN*                  1993    1994    1995    1996    1997
------------------------                 ------- ------- ------- ------- -------
MATTEL, INC............................. $109.85 $126.04 $194.52 $221.36 $299.69
S&P 500.................................  110.08  111.53  153.45  188.68  251.63
RECREATION PRODUCTS GROUP...............  123.09  112.73  138.83  154.61  203.03

* Annual Return assumes reinvestment of dividends. Cumulative Total Return assumes an initial investment of $100.

Recreation Products Group includes the Dow Jones Recreation Products Groups which includes the following companies: Brunswick Corp.; Carnival Corp.; The Walt Disney Company; Eastman Kodak Co.; Electronic Arts, Inc.; Harley Davidson, Inc.; Hasbro Inc.; International Game Technology Corp.; King World Productions, Inc.; Polaroid Corp.; Time Warner, Inc.; and Viacom, Inc.

  The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1997 for service rendered to the Company during each of the last three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                               ------------------------
                                    ANNUAL COMPENSATION          AWARDS      PAYOUTS
                              -------------------------------- ------------ -----------
                                                     OTHER
                                                     ANNUAL    SECURITIES      LTIP      ALL OTHER
   NAME AND                               BONUS   COMPENSATION UNDERLYING     PAYOUT    COMPENSATION
PRINCIPAL POSITION       YEAR SALARY($)  ($)(1)      ($)(2)    OPTIONS(#)     ($)(1)       ($)(3)
------------------       ---- --------- --------- ------------ ------------ ----------- ------------
Jill E. Barad........... 1997 1,100,008   445,503     --         4,907,946    9,140,408   112,949
 Chairman of the Board   1996   920,199   280,000  1,809,500       300,000      420,000    78,215
  and Chief Executive    1995   786,546   693,900  1,809,500             0    2,176,291    61,015
  Officer
Gary S. Baughman........ 1997   367,420 1,300,000     --         1,394,182      200,000    39,550
 President
 Fisher-Price(4)
Joseph C. Gandolfo...... 1997   510,016   154,917     --         1,180,346      270,000    63,052
 President               1996   470,780         0  1,809,500        75,000      162,000    46,706
 Worldwide               1995   410,772   300,000  1,809,500        62,500    1,305,775    45,351
 Manufacturing
 Operations
Ned Mansour............. 1997   623,078   440,031     --         1,983,019      400,000    61,417
 President Corporate     1996   451,456         0     --           225,000      240,000    43,735
  Operations             1995   290,394   180,000     --            37,500      678,229    27,775
  and General Counsel
Bruce L. Stein.......... 1997   699,625   213,194     --         1,733,019      400,000    57,398
 President               1996   231,316 1,000,000     --           400,000      240,000    21,448
 Mattel Worldwide and
 Chief Operating
 Officer(5)

--------
(1) Amounts were earned in the years indicated. The annual bonus is generally paid in the first quarter of the following year and interim long-term incentive plan payouts are paid annually in the first quarter of the following year. Bonus amount for Ms. Barad for 1996 represents an award of a special achievement bonus for services performed in 1995 in the amount of $280,000. Bonus amount for Mr. Mansour for 1997 includes an award of a special achievement bonus in the amount of $250,000. $8,440,408 of the LTIP Payout for Ms. Barad for 1997 represents the vesting on January 1, 1997 of 292,968 shares of Common Stock previously issued to her as "restricted stock."

(2) Represents payments made in 1996 and 1995 in exchange for the cancellation of SARs granted in 1993.

(3) 1997 amounts consist of the taxable portion of premiums on Company-provided life insurance for Ms. Barad and Messrs. Baughman, Gandolfo, Mansour and Stein in the amounts of $5,910, $1,920, $7,128, $3,839 and $2,553, respectively, and contributions to the Company's Personal Investment Plan and PIP Excess Plan to the named individuals in the amounts of $107,039, $37,630, $55,924, $57,578 and $54,845, respectively.

(4) Commenced employment in May 1997. Mr. Baughman received a signing bonus of $1.1 million pursuant to the terms of his employment agreement. (See "Employment Agreements" below.)

(5) Commenced employment in August 1996. Mr. Stein received a signing bonus of $1.0 million pursuant to the terms of his employment agreement. (See "Employment Agreements" below.)

  The following table sets forth certain information relating to options and SARs granted to the named executive officers in the 1997 fiscal year.

                            OPTION/SAR GRANTS TABLE
                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                         --------------------------------------------------
                          NUMBER OF      % OF TOTAL
                          SECURITIES    OPTIONS/SARS
                          UNDERLYING     GRANTED TO  EXERCISE OR             GRANT DATE
                         OPTIONS/SARS   EMPLOYEES IN BASE PRICE  EXPIRATION PRESENT VALUE
          NAME           GRANTED (#)    FISCAL YEAR    ($/SH)       DATE       ($)(4)
          ----           ------------   ------------ ----------- ---------- -------------
Jill E. Barad...........    825,000(1)      3.3%        25.75      2/6/2007   4,220,184
                          2,056,282(2)      8.3%        42.03    12/31/2002   9,849,591
                          2,026,664(3)      8.2%        44.83    12/31/2002   9,849,587
Gary S. Baughman........    200,000(1)      0.8%        24.00     3/31/2007     960,875
                            601,422(2)      2.4%        42.03    12/31/2002   2,880,811
                            592,760(3)      2.4%        44.83    12/31/2002   2,880,814
Joseph C. Gandolfo......    225,000(1)      0.9%        25.75      2/6/2007   1,150,959
                            481,138(2)      1.9%        42.03    12/31/2002   2,304,651
                            474,208(3)      1.9%        44.83    12/31/2002   2,304,651
Ned Mansour.............    300,000(1)      1.2%        25.75      2/6/2007   1,534,613
                            250,000(1)      1.0%        24.00     3/31/2007   1,191,938
                            721,707(2)      2.9%        42.03    12/31/2002   3,456,977
                            711,312(3)      2.9%        44.83    12/31/2002   3,456,976
Bruce Stein.............    300,000(1)      1.2%        25.75      2/6/2007   1,534,613
                            721,707(2)      2.9%        42.03    12/31/2002   3,456,977
                            711,312(3)      2.9%        44.83    12/31/2002   3,456,976

--------
(1) Options were granted at fair market value on the date of grant, were for a term of ten years and vest in four equal installments commencing one year and one day after the date of grant. Potential realizable value calculated using a variation of the Black-Scholes pricing model based on the following weighted-average assumptions: 5.69% risk-free rate; 3.40 year option term derived from historical exercise patterns; 0.86% dividend yield; 17.40% volatility factor; and the respective exercise price as set forth in the table above.

(2) Options were granted with exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 25% ($42.03 per share) above Mattel's prior six month average stock price or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 1999 or (ii) Mattel achieves a 15% compound earnings per share growth rate over the same period. Options expire on December 31, 2002. Potential realizable value is calculated using a variation of the Black-Scholes pricing model based on the following assumptions: 6.33% risk-free rate; 5 year option term; 0.86% dividend yield; 24.1% volatility factor; 41.7% risk of forfeiture; and $42.03 exercise price.

(3) Options were granted with exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 33 1/3% ($44.83 per share) above Mattel's prior six month average stock price or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 2000 or
    (ii) Mattel achieves a 15% compound earnings per share growth rate over the same period. Options expire on December 31, 2002. Potential realizable value is calculated using a variation of the Black-Scholes pricing model based on the following assumptions: 6.33% risk-free rate; 5 year option term; 0.86% dividend yield; 24.1% volatility factor; 36.6% risk of forfeiture; and $44.83 exercise price.
(4) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

  The following table shows exercises and values of options and SARs held by the named executive officers.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/
                                                   OPTIONS/SARS AT FY-END        SARS AT FY-END
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
                           ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          NAME                 (#)         ($)        (#)          (#)          ($)          ($)
          ----           --------------- -------- ----------- ------------- ----------- -------------
Jill E. Barad...........         0           0     1,395,548    5,269,664   28,892,677   14,712,290
Gary S. Baughman........         0           0             0    1,394,182            0    2,650,000
Joseph C. Gandolfo......         0           0       575,049    1,267,846   12,360,977    3,952,500
Ned Mansour.............         0           0       209,765    2,170,519    4,278,693    9,242,000
Bruce L. Stein..........         0           0       100,000    2,033,019    1,112,500    6,787,500

--------
(1) The value of underlying securities is determined at exercise date or year-end, as the case may be, minus the exercise price or base price of "in-the-money" options.

                               RETIREMENT PLANS

  The Company adopted the Mattel, Inc. Amended and Restated Supplemental Executive Retirement Plan (the "SERP") effective May 1, 1996. Under the SERP, a vested participant shall be entitled to a yearly benefit for his or her lifetime beginning at age sixty based on (i) Final Average Compensation, (the average annual compensation during the final three years of employment), and
(ii) years of service (up to a maximum of fifteen). A participant vests upon completing five years of service and attaining age fifty-five. The compensation used in determining Final Average Compensation under the SERP is the participant's base salary plus bonus paid under the Company's Management Incentive Plan. At December 31, 1997, Final Average Compensation under the SERP for Messrs. Baughman, Gandolfo, Mansour and Stein was $550,000, $665,833, $567,156 and $678,246, respectively, and the years of service with the Company were 3, 7, 19 and 1.4, respectively. Ms. Barad's employment agreement with the Company states that whenever she shall become eligible to receive benefits under the SERP, such benefits shall be 35% of the average of the final three years of annual base salary plus the average of the greatest two of the five most recent annual MIP bonuses received by her. Calculated as of December 31, 1997, her estimated annual benefit that would be payable under the SERP upon retirement would be $597,255. The SERP benefit is computed as a lifetime payment and is not reduced for Social Security.

  The following table shows the estimated annual benefit that would be payable to participants in the SERP at age sixty.

                      APPROXIMATE ANNUAL RETIREMENT BENEFITS RETIRING AT AGE 60
                      ----------------------------------------------------------
      FINAL AVERAGE
      COMPENSATION    5 YEARS OF SERVICE 10 YEARS OF SERVICE 15 YEARS OF SERVICE
      -------------   ------------------ ------------------- -------------------
       $  500,000          $41,667            $ 83,333            $125,000
          600,000           50,000             100,000             150,000
          700,000           58,333             116,667             175,000
          800,000           66,667             133,333             200,000

                             EMPLOYMENT AGREEMENTS

  Mattel has entered into employment agreements with the executive officers named in the Summary Compensation Table in order to assure the continued service of such persons. Each of the agreements are identical, except as further specified below or in the paragraphs that follow that relate to each such person's individual agreement. Such agreements generally provide a three-year term of employment of the executives, five in the case of Ms. Barad, for salaries at the amounts set forth in the Summary Compensation Table and in their respective employment agreements. The termination date of each agreement is automatically extended by one month on the first day of each month during the period of employment. The agreements also provide for the executive's participation in various incentive and employee benefit plans as may be in effect from time to time with respect to executives employed by Mattel, including but not limited to the MIP, the LTIP, any of the Company's stock option plans and retirement plans, as well as other benefit plans and programs available to executive officers and employees generally. Mattel may terminate the executive's employment for Cause (as defined in the agreements), if a majority, consisting of at least two-thirds of the non-management members, of the Board, determines that "Cause" exists. The executive may terminate his or her employment at any time for Good Reason (as defined in the agreements). "Good Reason" includes, among other things, any change in duties, authority or responsibility of the executive which is inconsistent with the executive's position as described in his or her respective agreement and any requirement by Mattel that the executive be based outside of Los Angeles, without the executive's consent. If the executive's employment is terminated for Cause or if the executive terminates his or her employment without Good Reason, Mattel shall pay the executive his or her full Base Salary (as defined in the agreements) through the termination date at the then effective rate. The agreements also provide for certain benefits in the event of termination of employment by death or disability. If Mattel terminates the executive's employment other than for Cause or Disability (as defined in the agreements) or the executive terminates his or her employment for Good Reason (in each case, other than within 18 months following a Change of Control (as defined in the agreements)), (i) Mattel shall pay to the executive a lump sum consisting of: (A) the executive's Base Salary through the termination date at the then effective rate; (B) a current year prorated MIP bonus; (C) an LTIP payment reflective of the executive's participation in the three-year plan; and (D) three (five, for Ms. Barad) times the sum of
(x) the executive's annual Base Salary at the then effective rate and (y) the Average Annual Bonus (as defined in the agreements), but without proration;
(ii) unexpired options granted to the executive under Mattel's stock option plans, which options have been granted for more than six months, shall become immediately exercisable, and the executive shall have a period of 90 days following the termination date to exercise all exercisable options; (iii) Mattel shall reimburse the executive for any expenses incurred which would have been payable by the Company had the executive not been terminated; (iv) until the earlier of (x) the third anniversary of the termination date or (y) the date the executive accepts other employment, Mattel shall provide to the executive certain employee benefits at Mattel's expense; and (v) credit shall be given for three years of service (in addition to actual service) and for three years of attained age to be added to the executive's actual age for purposes of computing any service and age-related benefits for which the executive is eligible under Mattel's plans and programs. If, within 18 months following a Change of Control (as defined in the agreements), the executive terminates his or her employment for Good Reason or Mattel or the surviving entity terminates the executive's employment other than for Cause or Disability, Mattel shall pay to the executive a lump sum consisting of (A) the executive's Base Salary through the termination date at the then effective rate; (B) an amount equal to the prorated MIP bonus; (C) a prorated LTIP payment for the current year; (D) three (five, for Ms. Barad) times the sum of
(x) the executive's annual Base Salary at the then effective rate and (y) the Maximum Annual Bonus (as defined in the agreements), but without proration; and (E) the full term payout for the three-year period of the LTIP (two times the full term payment, for Ms. Barad); as well as certain other benefits. If, with respect to payments made by the Company due to a Change of Control, the executive is subject to the payment of excise tax under Section 4999 of the Code, the Company will pay such executive an additional amount so as to place the executive in the same after-tax position such executive would have been in had such excise tax not applied.

  Ms. Barad entered into an Amended and Restated Employment Agreement, dated as of January 1, 1997, which supersedes previous employment agreements between Ms. Barad and Mattel. Under the agreement, Ms. Barad is to receive a base salary at least equal to the salary in effect on the date of the agreement. Ms. Barad is deemed currently vested in the SERP; provided, however, that Ms. Barad's eligibility to receive benefits under the SERP shall be postponed until she attains age 55. Whenever Ms. Barad shall become eligible to receive benefits under the SERP, such benefits shall be 35% of the average of the final three years of annual base salary plus the average of the greatest two of the five most recent annual MIP bonuses received by her. Under the agreement, Ms. Barad received a grant of 825,000 stock options in February 1997 and is entitled to receive, commencing with the first quarter of 1998, additional annual option grants in amounts greater than those granted to any other Mattel executive and for a minimum of 300,000 shares of Common Stock. Under the agreement, the provisions in a previous employment agreement relating to a home mortgage loan shall remain in effect (subject to extension or modification by Mattel), except that if Ms. Barad's employment is terminated for reasons other than for Cause by Mattel or for Good Reason by Ms. Barad, or in connection with a Change of Control (as such terms are defined in the Agreement), the principal amount of the loan and all accrued unpaid interest shall be forgiven. Under the agreement, Mattel is obligated to implement a split dollar life insurance plan in which Ms. Barad shall have a basic fixed death benefit of not less than $5,000,000 paid for by Mattel. Such benefit shall vest upon the earlier of age 55 or Ms. Barad's termination for reasons other than for Cause by Mattel or for Good Reason by Ms. Barad, or in connection with a Change of Control. Under the agreement, Ms. Barad is entitled to a loan in the amount of the lesser of $4,236,000 or the actual amount of the federal and California income tax and applicable Medicare withholding tax incurred by her in connection with the vesting of 292,968 shares of Common Stock previously granted to her as "restricted stock." The loan is secured by the 292,968 shares of Common Stock and is payable in full, including accrued interest, on May 19, 2000; provided, however, that if the Common Stock trades on the New York Stock Exchange for any twenty consecutive trading days during the term of the loan at a per share price of $45 or more, then the entire unpaid principal balance and accrued but unpaid interest thereon shall be forgiven by the Company. The loan was made to Ms. Barad instead of her selling shares of Common Stock to pay the tax liability, encouraging Ms. Barad's enhanced ownership of Common Stock. The provision in the employment agreement relating to payments due Ms. Barad in the event that Mattel terminates her employment other than for Cause or Disability or Ms. Barad terminates her employment for Good Reason differs from the other employment agreements described in this section in that the portion of the payments relating to the MIP bonus and the LTIP payment have been modified to provide for greater overall compensation to Ms. Barad, and a new provision providing for a full term payment for the three year period of the LTIP has been added. The agreement provides that she shall be employed as a senior advisor to the Company on terms substantially similar to those described above for a period of two years following the termination of Ms. Barad's employment by reason of Retirement (as defined in the agreement).

  Mr. Baughman entered into an Employment Agreement, dated as of May 5, 1997. Under the agreement, Mr. Baughman is to receive a base salary at least equal to the salary in effect on the date of the agreement. The agreement provides that Mr. Baughman will be the next employee of Mattel duly appointed and slated for election to the Board. The agreement provides that Mr. Baughman be paid a hiring bonus of $1.1 million in a lump sum no later than ten days following the commencement of his employment by the Company; provided, however, that Mr. Baughman will be obligated to promptly repay the hiring bonus if he voluntarily resigns from the Company to join a competitor within one year of joining the Company. The agreement provides that Mr. Baughman shall participate in the 1996-1998 LTIP on a full term, non-prorated basis, with the exception of the 1996 interim payment which has already been disbursed, and guarantees Mr. Baughman a 1997 MIP award of not less than $200,000. Under the agreement, Mattel agreed to grant Mr. Baughman options to purchase 200,000 shares of Common Stock upon commencement of employment and an aggregate of options to purchase 500,000 shares of Common Stock over the initial three years of his employment. Under the agreement, Mr. Baughman was granted credit for time served as an executive at Tyco Toys, Inc. for purposes of the SERP and other Mattel benefit programs.

  Mr. Gandolfo entered into an Amended and Restated Employment Agreement, dated as of September 9, 1996, which supersedes a prior employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Gandolfo is to receive a Base Salary at least equal to the salary in effect on the date of the agreement.

  Mr. Mansour entered into an Amended and Restated Employment Agreement, dated as of July 29, 1996, which supersedes a previous employment agreement, dated as of November 11, 1993. Under the current agreement, Mr. Mansour is to receive a base salary at least equal to the salary in effect on the date of the agreement. In consideration of Mr. Mansour's agreement to waive and renounce any and all rights and benefits under the 1990 Supplemental Executive Retirement Plan, Mr. Mansour shall become vested in the SERP upon attaining age 50; provided, however, that Mr. Mansour's eligibility to receive benefits under the SERP shall be postponed until he attains age 55. Under the agreement, Mattel agreed to grant 150,000 stock options to Mr. Mansour on the date of the agreement under the 1990 Non-Qualified Stock Option Plan; and in both January 1997 and January 1998, grant 150,000 stock options under the stock option plan in effect at that time.

  Mr. Stein entered into an Employment Agreement, dated as of December 20, 1996, which supersedes a prior employment agreement with Mattel dated as of August 8, 1996. Pursuant to the agreement, Mr. Stein will receive a Base Salary at a biweekly rate of $23,847 until February 3, 1997 and $27,308 thereafter. Mr. Stein will also receive a signing bonus of $1,000,000. In addition, Mattel will provide to Mr. Stein a loan in the principal amount of $1,000,000, which loan shall be due and payable three years from the date the loan is made, with interest to accrue annually at LIBOR plus twenty-five basis points and payable upon maturity; provided that, if Mr. Stein is terminated for Cause (as defined in the agreement) by Mattel, the loan shall become due and payable, including interest accrued, 90 days after such termination date; provided further that, if Mr. Stein's employment is terminated for reasons other than for Cause by Mattel, for Good Reason by Mr. Stein, or in connection with a Change of Control (as such terms are defined in the agreement), the principal amount of the loan and all accrued unpaid interest shall be forgiven. Mattel shall, upon the date of Mr. Stein's hire, grant Mr. Stein 400,000 stock options under the 1990 Non-Qualified Stock Option Plan; and in each of January 1997 and January 1998, grant Mr. Stein 150,000 stock options under the operative non-qualified stock option plan in effect at that time.

                             CERTAIN TRANSACTIONS

  The law firm of Irell & Manella LLP, to which Mr. Loeb is of counsel, provided legal services to the Company during 1997.

  During 1997, the Company made payments in the aggregate of $691,750 to Electronic Catalogue Network ("ECN") for the production of a BARBIE infomercial and royalties based on resulting product sales. Thomas Barad, the husband of Jill Barad, Mattel's Chairman of the Board and Chief Executive Officer, beneficially owns a 50% interest in ECN.

  On November 1, 1994, Mattel loaned $3.0 million at 4.12% per annum, (the short-term applicable federal rate for the month of September 1994), to Ms. Barad for the purchase of a home pursuant to the terms of her employment agreement. The loan is secured by a first deed of trust on the home and was payable in full on November 1, 1997. On January 1, 1997, the maturity date of the loan was extended to May 20, 2000, and the interest rate of the loan was increased to 6.1% per annum (the medium-term applicable federal rate for the month of January 1997). (See "Employment Agreements" above.)

  On May 29, 1997, Mattel loaned $4.2 million at 6.1% per annum (the medium-term applicable federal rate for the month of May 1997) to Ms. Barad pursuant to the terms of her employment agreement and in connection with the vesting of 292,968 shares of Common Stock that had previously been issued to Ms. Barad as "restricted stock." The loan is secured by the 292,968 shares of Common Stock and is payable in full, including accrued interest, on May 19, 2000; provided, however, that if the Common Stock trades on the New York Stock Exchange for any twenty consecutive trading days during the term of the loan at a per share price of $45 or more, then the entire unpaid principal balance and accrued but unpaid interest thereon shall be forgiven by the Company. The loan was made to Ms. Barad instead of her selling shares of Common Stock to pay the tax liability, encouraging Ms. Barad's enhanced ownership of Common Stock. (See "Employment Agreements" above.)

  On August 19, 1996, Mattel loaned $1.0 million at 6.125% per annum, (one year LIBOR plus twenty-five basis points), to Mr. Stein pursuant to the terms of his employment agreement. Interest and principal are payable in full on August 19, 1999. (See "Employment Agreements" above.)

  Mr. Amerman entered into an Employment Agreement, dated as of September 23, 1996, which supersedes a prior employment agreement with Mattel dated as of November 11, 1993. The new agreement became effective on January 1, 1997. The new agreement provides that Mr. Amerman serve as the Senior Advisor to the CEO of the Company from January 1, 1997 through December 31, 1998. For the term of the agreement, Mr. Amerman will receive a Base Salary at the bi-weekly rate of $42,308.00. In addition to the Base Salary, Mr. Amerman will participate in the MIP and LTIP and in all retirement plans of Mattel and will be entitled to certain other benefits. If Mattel terminates Mr. Amerman's employment other than for Cause or Mr. Amerman terminates his employment for Good Reason (as such terms are defined in the agreement), (i) Mattel shall pay to Mr. Amerman a lump sum constituting the balance of the bi-weekly salary payments which would have been paid to Mr. Amerman through December 31, 1998 had he continued in the employ of Mattel; (ii) Mattel shall pay to Mr. Amerman any unpaid MIP bonus awards due to Mr. Amerman based on Mattel's corporate performance for the 1997 and 1998 MIP years; (iii) Mattel shall pay to Mr. Amerman an LTIP payment reflective of Mr. Amerman's participation in the three-year plan;
(iv) unexpired options granted to Mr. Amerman under Mattel's stock option plans, which options have been granted for more than 6 months, shall become immediately exercisable, and Mr. Amerman shall have a period of 90 days following the termination date to exercise all exercisable options; (v) Mattel shall reimburse Mr. Amerman for any expenses incurred which would have been payable by the Company had Mr. Amerman's employment not been terminated; and
(vi) Mattel shall provide to Mr. Amerman at Mattel's expense certain life-long benefits under the Company's employee benefit plans and certain fringe benefits until December 31, 2001. Mr. Amerman's employment agreement contains no change of control provisions.

                                  PROPOSAL 2
             APPROVAL OF THE 1997 PREMIUM PRICE STOCK OPTION PLAN

  Upon the recommendation of the Compensation/Options Committee of the Board (the "Committee"), the Board adopted the 1997 Premium Price Stock Option Plan (the "Plan") on November 6, 1997. The Committee first discussed the Plan on August 21, 1997 and reviewed the Plan on October 17, 1997. The Board recommends that the stockholders vote to approve the Plan for the reasons set forth below.

  The Plan is designed to align the interests of Mattel's senior management and its stockholders and to motivate Mattel's senior management to provide superior returns for its stockholders.

  When approved by the stockholders of the Company, the Plan will be in addition to the Company's most recent stock option plan, the Mattel 1996 Stock Option Plan, which was approved by the stockholders in May 1996. Grants under the Plan are intended to replace annual grants to the recipients under the 1996 Plan for the next three years. If a recipient's employment agreement with the Company requires that the recipient receive option grants under the 1996 Plan over that three year period, any such employment agreement will be amended to reflect that grants under the Plan will satisfy the Company's obligation to make such grants under the 1996 Plan.

  The Committee has recommended adoption of the Plan. In the opinion of the Committee and of the Board of Directors, it is in the best interests of the Company and its stockholders to provide, through the Plan, an enhanced incentive compensation program designed to enable the Company to attract, retain and reward key employees through performance-based incentives in shares of Common Stock.

SUMMARY OF THE PLAN

  The Plan is administered by the Committee. The Plan authorizes the Committee to grant (i) nonqualified stock options to purchase Common Stock at exercise prices in excess of the fair market value on the date of grant (an "Option") and (ii) tandem limited stock appreciation rights which are granted in tandem with Options (a "TLSAR", and collectively with an Option, a "Grant") to key employees of the Company and its subsidiaries who may meaningfully influence Mattel's long-term stockholder value ("Participants"). The maximum number of shares of Common Stock for which Grants may be awarded under the Plan is 20 million. The Committee first discussed the Plan on August 21, 1997 and reviewed the Plan on October 17, 1997. Upon the recommendation of the Committee, the Board adopted the Plan on November 6, 1997. The Plan shall be effective when approved by the Company's stockholders. The Plan shall terminate on December 31, 2002, except with respect to Grants then outstanding. In the event of a stock split, stock dividend or similar change affecting the Company's Common Stock, the Committee may authorize appropriate adjustments in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding Grants made before such event. If shares under a Grant are not issued or transferred, those shares would again be available for inclusion in future Grants. On
March 10, 1998, the closing price of Company's Common Stock on the New York Stock Exchange was $44.87.

AWARDS UNDER THE PLAN

  Options. Options granted under the Plan are nonqualified stock options and have exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 25% ($42.03 per share) or 33 1/3% ($44.83 per share) above Mattel's prior six month average stock price or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted under the Plan are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 1999 for options with a 25% premium price and December 31, 2000 for options with a 33 1/3% premium price or (ii) Mattel achieves a fifteen percent compound earnings per share growth rate over the same periods, respectively. Even if vested, options granted under the Plan may not be exercised for three years from the date of grant and expire on December 31, 2002.

  On February 27, 1998, fair market value of the Common Stock was $42.31, exceeding the 25% premium price of $42.03 for the first time since November 6, 1997, the date of grant. On March 10, 1998, fair market value of the Common Stock was $44.87, exceeding the 33 1/3% premium price of $44.83 for the first time since November 6, 1997, the date of grant. Accordingly, the Options granted under the Plan on November 6, 1997 have vested, subject to stockholder approval of the Plan at the Meeting, and the exercise prices for such Options shall be $42.31 for the 25% premium price Options and $44.87 for the 33 1/3% premium price Options unless the fair market value on the date of stockholder approval is greater.

  TLSARs. The Committee may grant TLSARs in combination with an underlying Option under the Plan. A TLSAR is a right to receive a payment in cash, shares of Common Stock or any combination thereof with respect to a specified number of shares of Common Stock equal to the excess of the fair market value of the Common Stock on the date the right is exercised over the fair market value of the Common Stock on the date the right was granted or the date of stockholder approval of the Plan, whichever is higher. A TLSAR shall become exercisable only immediately upon the occurrence of a Change of Control (as defined in the Plan) and generally expires upon expiration of the underlying Option.

CERTAIN FEDERAL TAX CONSEQUENCES

  Under current federal income tax laws, the grant of Options will have no federal income tax consequences to the Company or to the recipient at the time of the grant. Upon exercise of an Option, the recipient will recognize as ordinary income the excess of the fair market value of the shares over the exercise price paid therefor. Such income will be subject to withholding, and the Company generally will be entitled to a corresponding deduction in the same amount that the recipient recognizes as ordinary income. Upon any subsequent disposition of the shares, any additional gain or loss recognized by the holder will generally be capital gain or loss. Upon exercise of a TLSAR, the recipient will recognize ordinary income, and the Company will be entitled to a corresponding deduction, equal to the cash and fair market value of shares payable upon such exercise.

  Under Internal Revenue Code Section 162(m), the allowable federal income tax deduction for compensation paid to certain employees is limited to no more than $1 million per year for a covered employee. However, Section 162(m) provides an exception from this limitation for certain "performance based" compensation if various requirements are satisfied. The Plan is intended to comply with Section 162(m) of the Code, thereby preserving the Company's deduction for any compensation paid to its executive officers.

OTHER INFORMATION

  The Board may amend the Plan as it deems advisable. The maximum number of shares of Common Stock for which Grants may be awarded to a single Participant in any three consecutive calendar years is 4.5 million. Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. During 1997, the Committee approved, subject to stockholder approval, the awards as set forth in the table below:

                            NEW PLAN BENEFITS

                   1997 PREMIUM PRICE STOCK OPTION PLAN

                                                     PREMIUM PRICE OPTIONS
                                                   --------------------------
                                                      VALUE OF     NUMBER OF
                                                       SHARES       SHARES
   NAME AND POSITION                               GRANTED ($)(4) GRANTED (#)
   -----------------                               -------------- -----------
   Jill E. Barad.................................     9,849,591    2,056,282(1)
    Chairman of the Board and Chief Executive
     Officer                                          9,849,587    2,026,664(2)
   Gary S. Baughman..............................     2,880,811      601,422(1)
    President, Fisher-Price                           2,880,814      592,760(2)
   Joseph C. Gandolfo............................     2,304,651      481,138(1)
    President, Worldwide Manufacturing Operations     2,304,651      474,208(2)
   Ned Mansour...................................     3,456,977      721,707(1)
    President, Corporate Operations and General
     Counsel                                          3,456,976      711,312(2)
   Bruce L. Stein................................     3,456,977      721,707(1)
    President, Mattel Worldwide and Chief
     Operating Officer                                3,456,976      711,312(2)
   All Current Executive Officers as a Group (11
    persons).....................................    61,413,354   12,728,826(3)
   All Other Key Employees (14 persons)..........    23,507,422    4,872,261(3)

--------

(1) Options were granted with exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 25% ($42.03 per share) above Mattel's prior six month average stock price or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 1999 or (ii) Mattel achieves a 15% compound earnings per share growth rate over the same period. Options expire on December 31, 2002. Potential realizable value is calculated using a variation of the Black-Scholes pricing model based on the following assumptions: 6.33% risk-free rate; 5 year option term; 0.86% dividend yield; 24.1% volatility factor; 41.7% risk of forfeiture; and $42.03 exercise price.

(2) Options were granted with exercise prices of the greater of (i) the fair market value of the Common Stock on the first day that fair market value is greater than or equal to 33 1/3% ($44.83 per share) above Mattel's prior six month average stock price or (ii) the fair market value of the Common Stock on the day of stockholder approval. Options granted are forfeited unless (i) fair market value of the Common Stock is greater than the premium exercise price on any trading day before December 31, 2000 or
    (ii) Mattel achieves a 15% compound earnings per share growth rate over the same period. Options expire on December 31, 2002. Potential realizable value is calculated using a variation of the Black-Scholes pricing model based on the following assumptions: 6.33% risk-free rate; 5 year option term; 0.86% dividend yield; 24.1% volatility factor; 33.6% risk of forfeiture; and $44.83 exercise price.

(3) The terms of the Options granted and the calculation of potential realizable value are as set forth in notes (1) and (2) above.

(4) The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value realized by the executive will be at or near the amount shown.

  The full text of the Plan is attached as Exhibit A to this Proxy Statement. The Board of Directors believes that the Plan is a valuable aid to the Company in its efforts to attract and retain key employees. Approval of the Plan requires the affirmative vote of a majority of shares of Common Stock and Series C Stock in person or represented by proxy and entitled to vote at the Meeting.

  SUCH APPROVAL IS RECOMMENDED BY THE BOARD OF DIRECTORS AND MANAGEMENT. IT IS IN THE BEST INTERESTS OF MATTEL AND ITS STOCKHOLDERS TO PROVIDE, THROUGH THE 1997 PREMIUM PRICE STOCK OPTION PLAN, AN INCENTIVE COMPENSATION PROGRAM THAT ENABLES MATTEL TO ALIGN THE INTERESTS OF MATTEL'S SENIOR MANAGEMENT AND ITS STOCKHOLDERS AND TO MOTIVATE MATTEL'S SENIOR MANAGEMENT TO PROVIDE SUPERIOR RETURNS FOR ITS STOCKHOLDERS.

                                  PROPOSAL 3
               APPROVAL OF THE MATTEL MANAGEMENT INCENTIVE PLAN

  The Board of Directors, including the Committee which is composed of disinterested directors, has approved and recommends for stockholder approval, the Mattel Management Incentive Plan. The Management Incentive Plan, which has been in effect since 1974 and was last approved by the Company's stockholders in 1994, has as its principal objective achieving annual financial performance targets. An annual incentive program is a core component of compensation programs. It reinforces "pay for performance" and is necessary to ensure competitive pay packages. In light of Mattel's significant stockholder returns which have substantially outperformed those of the peer group companies and the S&P 500, as reflected in the Performance Graph, the Board has determined that it is in the best interests of the Company to continue the Management Incentive Plan.

DESCRIPTION OF THE MATTEL MANAGEMENT INCENTIVE PLAN

  Under Mattel's Management Incentive Plan ("MIP"), certain key employees of Mattel may receive incentive compensation based upon the achievement of specific performance targets of Mattel during the year, and the accomplishment by such key employees of certain division, affiliate, business unit or individual performance objectives and otherwise satisfactory performance. The performance targets used to determine payments under the MIP are based on net operating profit after taxes less charge on total capital ("NOPAT"). NOPAT is a measure of profits generated by the Company's assets after taking into account the cost of capital employed to generate these profits, and is based on a formula developed by an independent financial consulting firm. This formula measures the economic performance of a company, and is strongly correlated to improvement in stock price. Each year, the Committee establishes, in writing, specific targets which must be achieved before incentive payments are generated and maximum levels which provide a ceiling on the total amount payable under the MIP. The Committee also establishes participation guidelines. Under the terms of the MIP, eligible participants include officers of the Company and its subsidiaries and other employees of the Company or its subsidiaries at or above a specific salary grade that are determined by the Committee to have a measurable impact on the Company's financial results. An individual's level of award is based on corporate, division, affiliate or business unit results, position in the Company and individual performance. At the present time, approximately 1,000 employees are eligible to participate in the MIP.

  The MIP is administered by the Committee which includes only directors who are considered outside directors for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). Under the terms of the MIP, the Committee retains discretion, subject to plan limits, to modify the performance objectives to take into account the effect of unforeseen or extraordinary events and accounting changes. However, the Committee cannot change the performance objectives as they apply to the Chief Executive Officer of Mattel and the four other most highly compensated executives ("Covered Employees") if the effect of such change is to increase the compensation those individuals would otherwise receive. The maximum annual amounts that Covered Employees are eligible to receive under the MIP ranges from 75% to 150% of base salary. (The maximum dollar amount that could be awarded to a Covered Employee in 1998 would be $2.0 million.) The Covered Employees will be those named each year in the Summary Compensation Table.

  The performance objectives for the year 1998 have been established in writing by the Committee and include achieving a specific target NOPAT. The class of eligible participants has been selected, as well as their level of participation. Participants include the Covered Employees. Payments of performance awards are determined at the end of each year and usually paid in the first quarter of the following year. If the performance objectives are satisfied, the Committee will certify in writing, prior to the payment of any performance award, that such objectives were satisfied. If cumulative bonuses exceed the available pool, all bonuses are reduced proportionately. If cumulative bonuses are less than the available pool, the excess is returned to profit. Amounts payable under the MIP for the year 1998 cannot be determined until completion of the performance period. See "Bonus" in the "Summary Compensation Table" for amounts paid under the MIP in the prior three years.

  The approval by stockholders of the MIP is required in order to exclude compensation payable under the MIP to the Covered Employees from the deduction limitations imposed by Section 162(m) of the Code. If the stockholders do not approve the MIP, the Committee will not make payments to such individuals and will consider other alternatives. Approval of the MIP requires the affirmative vote of a majority of shares of Common Stock and Series C Stock in person or represented by proxy and entitled to vote at the Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MATTEL MANAGEMENT INCENTIVE PLAN.

                                  PROPOSAL 4
 APPROVAL OF AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

  On February 5, 1998, the Board of Directors adopted a resolution amending, subject to stockholder approval at the Meeting, Article Fourth of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of authorized Common Stock from 600,000,000 to 1,000,000,000 shares (the "Amendment"). A copy of the Amendment is incorporated as Exhibit B attached to this Proxy Statement. The additional shares would have the same rights and privileges as the shares of Common Stock presently outstanding. As of February 15, 1998, (i) 300,381,481 shares of Common Stock were outstanding,
(ii) an aggregate of 40,614,754 shares of Common Stock were reserved for issuance pursuant to stock option plans, (iii) an aggregate of 3,751,431 shares of Common Stock were reserved for issuance upon exercise of warrants,
(iv) an aggregate of 10,479,052 shares of Common Stock were reserved for issuance upon conversion of preferred stock and (v) 244,773,282 shares of Common Stock were authorized, unissued and unreserved.

  The Board of Directors believes it is desirable to have the additional authorized shares of Common Stock available for possible future financing transactions, stock dividends or splits and other general corporate purposes. Mattel's Board of Directors distributed a five-for-four stock split in November 1991, a three-for-two stock split in June 1992, a five-for-four stock split in January 1994, a five-for-four stock split in January 1995 and a five-for-four stock split in February 1996. As of the date hereof, the Company has no plans, arrangements or understandings which would require the issuance of any of the additional authorized shares.

  It should be noted that any issuance of additional shares of Common Stock could be disadvantageous to existing stockholders since such issuance might serve to dilute their percentage interest in the Company. Holders of Common Stock do not have preemptive rights to purchase any additional shares of Common Stock which may be issued. The Company would not be required to obtain stockholder approval to issue authorized but unissued shares of Common Stock, unless required to do so by applicable law or the rules of any stock exchange on which the Company's shares may be listed, such as the New York Stock Exchange.

  It should also be noted that the authorized but unissued shares of Common Stock, if issued, could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of the Company even though stockholders of the Company may deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile takeover bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of the Company's Amended and Restated Certificate of Incorporation. To the extent that it impedes any such attempts, the issuance of shares following the Amendment may serve to perpetuate existing management.

  The Amendment does not alter the Company's present ability to issue up to 3,000,000 shares of preferred stock in such series with such special rights (including voting rights), preferences, restrictions, qualifications, and limitations as the Board of Directors may designate. The Company would not be required to obtain approval of the holders of Common Stock to issue authorized but unissued shares of preferred stock, unless required to do so by applicable law or the rules of any stock exchange on which the Company's shares may be listed, such as the New York Stock Exchange. The Board of Directors could use its authority to make such designations and to issue preferred stock in a manner that would create impediments or to otherwise discourage persons in attempting to gain control of the Company.

  The affirmative votes of a majority of the outstanding shares of Common Stock and Series C Stock are required for approval of the Amendment. If the proposed Amendment is approved by the stockholders, the Company intends to promptly effect the Amendment by filing an appropriate amendment to the Amended and Restated Certificate of Incorporation with the State of Delaware.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED INCREASE IN THE AUTHORIZED COMMON STOCK OF THE COMPANY.

                                  PROPOSAL 5
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Price Waterhouse LLP has served as the Company's independent accountants since their appointment for fiscal 1975. The Board of Directors, on the unanimous recommendation of the Audit Committee, has selected Price Waterhouse LLP as Mattel's independent accountants for the year ending December 31, 1998. Representatives of Price Waterhouse LLP are expected to be present at the Meeting to respond to questions and will have an opportunity to make a statement if they desire to do so.

  Audit services of Price Waterhouse LLP for 1997 included the examination of the consolidated financial statements, services related to filings with the Securities and Exchange Commission, and the performance of limited reviews of Mattel's quarterly unaudited financial information.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 1998.

                                  PROPOSAL 6
             STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION

  The United Paperworkers International Union, beneficial owner of 126 shares of Common Stock, whose address is P.O. Box 1475, Nashville, Tennessee, 37202 has notified the Company in writing that it intends to introduce at the Meeting the resolution which appears below. The resolution and a related supporting statement are followed by the recommendation of the Board of Directors. The Board of Directors disclaims any responsibility for the content of the proposal and for the statement made in support thereof, which are presented as received from the stockholder.

  RESOLVED, that the shareholders of Mattel, Inc. recommend the Board of Directors adopt executive compensation policies which reward executives for enforcing standards ensuring that Mattel and its suppliers employ no child labor in the manufacture of Mattel toys and observe all applicable laws and standards protecting employees' wages, benefits, health, safety, and working conditions.

STOCKHOLDER'S SUPPORTING STATEMENT

  We believe an important measure of executive compensation should be the extent to which top executives ensure the company and its suppliers observe fair labor standards in the production of the company's products. Given Mattel's position as the world's leading producer of children's toys, we believe it especially crucial that our executives make certain the company and its suppliers do not employ child labor in the manufacture of Mattel products.

  There is considerable evidence of growing public concern over inhumane working conditions in factories making goods for import to the U.S. Indeed, Mattel has been the subject of embarrassing news media disclosures about working conditions at factories operated by the company and its overseas suppliers. A December 1996 feature of NBC's Dateline news program charged that a Mattel supplier in Indonesia employed children as young as thirteen to sew clothes for Barbie. According to Dateline, some of these children worked seven-hour shifts until 11:00 p.m., even though Indonesian law prohibits children that age from working at night. In July 1997, a front-page story in the Wall Street Journal reported that workers at a Barbie factory in China often worked twelve-hour shifts and seven-day weeks, with only one day off each month and no overtime pay. Three teenagers working at this Mattel factory told the Journal they lived twelve to a room, and that the company's canteen often served meat with bristle on it. Reports such as these can be devastating to the company's reputation among the parents and children who buy Mattel products, and could negatively impact performance. The negative effect of such publicity could be magnified by contrasting abusive working conditions in the company's overseas facilities with the generous compensation levels paid to top executives. In 1996 Mattel paid two executives, John Amerman and Jill Barad, a combined total of over $29 million in salaries, bonuses, and gains from their stock options.

  In our view, merely having policies in place nominally forbidding child labor or other abusive labor practices is not enough to ensure that such standards are enforced. We believe the company's executive compensation policies should provide incentives for executives to ensure that appropriate labor standards are observed in the manufacture of Mattel toys. We urge you to vote for this resolution.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  On November 20, 1997, Mattel announced the adoption of its "Global Manufacturing Principles," which is a code of conduct for production facilities and contract manufacturers worldwide. At the same time, Mattel announced the development by Dr. S. Prakash Sethi of Baruch College, City University of New York, an international expert on corporate governance and ethics, of a worldwide independent audit and monitoring system for the Global Manufacturing Principles. The Company believes that it is the first multi-national consumer products company to commit to independent third party auditing and monitoring of its facilities on a global basis.

  The Global Manufacturing Principles reflect Mattel's belief that the safety and fair treatment of the people who manufacture Mattel products is equally important as the safety and quality of the products Mattel produces. Mattel's policy, among other provisions, states that no one under the age of sixteen be allowed to work in any facility that produces its products, prohibits the use of forced or prison labor in such facilities and establishes minimum standards for the working environment of such facilities.

  Prior to publicly announcing the Global Manufacturing Principles, Mattel completed a full audit of nine of its owned-and-operated as well as virtually all of its approximately 300 primary contractor manufacturing facilities around the world. As a result, Mattel was able to validate a complete absence of either child or forced labor conditions in the locations that were audited. However, relationships with six contractor facilities were terminated--one in Indonesia for its inability to confirm the ages of its employees and five in China for refusing to meet various other standards mandated by the Global Manufacturing Principles. A total of fifteen additional contractor facilities currently face potential termination if Mattel's inspectors find they have not implemented recommended changes in a timely manner. Other facilities in various parts of the world were found to require work-environment and other improvements in order to comply fully with Mattel's Global Manufacturing Principles, but all have agreed to corrective actions and an implementation timeline. Mattel will have completed its audit of all of Mattel's international owned-and-operated manufacturing facilities by May 1998 and its audit of all of Mattel's domestic owned-and-operated manufacturing facilities by September 1998.

  As part of the effort described above, Mattel is currently working with Dr. Sethi to design an ongoing independent monitoring program headed by a fully autonomous panel of commissioners that will select a percentage of Mattel's manufacturing facilities for annual audits and monitor compliance with the Global Manufacturing Principles. Dr. Sethi has already toured several of Mattel's facilities in China, Indonesia and Malaysia and is in the process of selecting the members of the independent panel. Dr. Sethi is expected to be present at the Meeting to respond to questions and will have an opportunity to make a statement if he wishes to do so. While Mattel is in agreement with the principles underlying the proponent's stockholder resolution, it believes that the Company's current commitment to and progress in implementing the Global Manufacturing Principles demonstrates that the adoption of executive compensation policies specifically tied to enforcing these standards is unnecessary.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL, AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company not later than November 30, 1998. Such proposals should be addressed to the Secretary of the Company.

                ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

  The Company's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal must be received by the Secretary of the Company not less than ninety days nor more than one hundred-twenty days prior to the meeting, or if the Company gives less than forty days' notice of the meeting date, written notice of the stockholder proposal must be received within ten days after the meeting date is announced. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Written notice of any such stockholder proposal should be sent to the Secretary, Mattel, Inc., 333 Continental Boulevard, El Segundo, California 90245-5012.

                            PRINCIPAL STOCKHOLDERS

  As of March 1, 1998, the only persons known by the Company to own beneficially or that may be deemed to own beneficially more than 5% of the Company's Common Stock or Series C Depositary Shares were:

                                   NAME AND ADDRESS      AMOUNT AND NATURE OF PERCENT
           TITLE OF CLASS         OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP OF CLASS
           --------------         -------------------    -------------------- --------
      Common Stock             Oppenheimer Capital            27,787,291(1)     9.6%
                               Oppenheimer Tower
                               World Financial Center
                               New York, NY 10281
      Depositary Shares,       Angelo Gordon & Co. LLP         1,595,800(2)     8.3%
      Series C Preferred Stock 245 Park Avenue
                               New York, NY 10167
      Depositary Shares,       D.E. Shaw Investments,          1,396,800(3)     7.2%
      Series C Preferred Stock L.P. 120 West 45th
                               Street
                               New York, NY 10036

--------
(1) As reported on a Schedule 13G dated February 27, 1998 and filed with the Securities and Exchange Commission by Oppenheimer Capital. The Schedule 13G states that Oppenheimer Capital and certain of its affiliates may be deemed to share the voting and dispositive powers with respect to such shares of Common Stock.
(2) As reported in a Schedule 13G dated February 10, 1998 and filed with the Securities and Exchange Commission by Angelo Gordon & Co. LLP, John M. Angelo ("Angelo") and Michael L. Gordon ("Gordon"). The Schedule 13G states that Angelo and Gordon may be deemed to share the voting and dispositive powers with respect to Series C Depositary Shares owned by Angelo Gordon & Co. LLP.
(3) As reported in a Schedule 13G dated February 13, 1998 and filed with the Securities and Exchange Commission by D.E Shaw Investments, L.P. ("InvLP"), D.E. Shaw Securities, L.P. ("SecLP") and David E. Shaw ("Shaw"), the amount shown includes 1,047,600 shares of Series C Depositary Shares owned by SecLP. The Schedule 13G states that Shaw may be deemed to share the voting and dispositive powers with respect to Series C Depositary Shares owned by InvLP and SecLP. Shaw expressly disclaims any shared voting and dispositive powers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission. Officers, directors and greater than 10 percent stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of all Section 16(a) forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1997, all filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that Mr. Ney filed one late report covering three transactions.

                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

  As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented by management for consideration at the Meeting. If any other business properly comes before the Meeting, the proxy holders intend to vote the proxies as recommended by the Board.

                           ANNUAL REPORT (FORM 10-K)

  THE COMPANY UNDERTAKES, ON WRITTEN REQUEST AND WITHOUT CHARGE, TO PROVIDE EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED WITH A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES. COPIES OF EXHIBITS NOT INCLUDED IN THE FORM 10-K ARE ALSO AVAILABLE, ON WRITTEN REQUEST, AT THE COMPANY'S COST THEREFOR. REQUESTS SHOULD BE ADDRESSED TO MATTEL, INC., 333 CONTINENTAL BOULEVARD, EL SEGUNDO, CALIFORNIA 90245-5012, ATTENTION: SECRETARY.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies will be borne by Mattel. It is contemplated that proxies will be solicited principally through the use of the mail, but officers and regular employees of Mattel may solicit proxies personally or by telephone, telegraph or special letter. Such officers and employees shall receive no additional compensation in connection with such efforts.

  In addition, the Company has retained Georgeson & Co., Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. The cost of such solicitation is estimated to be $8,000 plus out-of-pocket costs and expenses.

  Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them.

                                          By Order of the Board of Directors

                                          Leland P. Smith
                                          Secretary

El Segundo, California
March 30, 1998

                                                                      EXHIBIT A

               MATTEL, INC. 1997 PREMIUM PRICE STOCK OPTION PLAN

SECTION 1. PURPOSE, BACKGROUND, AND GENERAL DESCRIPTION

  1.1 PURPOSE. The purpose of the Mattel Premium Price Stock Option Plan ("Plan") is to align the interests of the senior management and the shareholders of Mattel, Inc. ("Mattel") and to motivate Mattel senior management to provide superior returns for Mattel shareholders. This Plan is also intended to attract, motivate, and retain key executives of the highest quality.

  1.2 BACKGROUND. The Board adopted this Plan on November 6, 1997 and the Committee made Initial Grants at that time, subject to stockholder approval. This Plan is in addition to the "Amended and Restated Mattel 1996 Stock Option Plan." The Committee has the power and sole discretion to determine under which Plan Options are to be granted.

  1.3 GENERAL DESCRIPTION. This Plan authorizes the following forms of Grants:

  (a) Options to purchase shares of Mattel's Common Stock at Exercise Prices in excess of the Fair Market Value on the Grant Date. Such Options shall be subject to forfeiture if defined levels of performance are not met within a specified period of time.

  (b) Tandem Limited Stock Appreciation Rights. These rights are granted in tandem with Options and become exercisable only upon a Change in Control.

SECTION 2. DEFINITIONS

  For purposes of this Plan, the following terms shall have the meanings set forth below.

  2.1 "Board" means the Board of Directors of Mattel, Inc.

  2.2 "Change in Control" means the occurrence of any of the following:

  (a) The "Distribution Date," as that term is defined in Section 1(h) of the Company's Rights Agreement dated February 7, 1992, as it may be amended from time to time. The definition of "Distribution Date" contained in the Company's Rights Agreement shall continue to apply, notwithstanding the expiration or termination of that agreement; or

  (b) The date (during any period of two (2) consecutive calendar years) that individuals who at the beginning of such period constituted the Company's Board of Directors, cease for any reason (other than natural causes, including death, disability, or retirement) to constitute a majority thereof; or

  (c) The date the stockholders of the Company approve:

      (A) A plan of complete liquidation of the Company;

      (B) An agreement for the sale or disposition of all or substantially all of the assets of the Company; or

      (C) A merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least eighty percent (80%) of the combined voting power of the stock that is outstanding immediately after the merger, consolidation, or reorganization, unless the Board of Directors of the Company determines by a majority vote prior to the merger, consolidation, or reorganization that no Change in Control will occur as a result of such transaction.

  2.3 "Code" means the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

  2.4 "Committee" means the Compensation/Options Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan. In the event that one or more members of the Committee do not comply with the eligibility requirements of Rule 16b-3 or Code Section 162(m), then the entire Board may serve as the Committee for purposes of this Plan.

  2.5 "Common Stock" means the common stock of Mattel, Inc., $1.00 par value per share, or any security issued in substitution, exchange, or in lieu thereof.

  2.6 "Company" means Mattel, Inc., a Delaware corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include its Parent and Subsidiaries.

  2.7 "Compound Annual Growth in Earnings Per Share" means the Company's Earnings Per Share for the calendar year ending on the Start Date compounded annually by the applicable percentage over a specified period of time.

  2.8 "Disability" means that there is a determination to that effect under the group long-term disability plan of the Company and the Participant is also approved for permanent disability benefits by the Social Security Administration. However, in no event will a Participant be considered to be disabled for purposes of this Plan if the Participant's incapacity is a result of intentionally self-inflicted injuries (while sane or insane), alcohol or drug abuse, or a criminal act for which the Participant is convicted or to which the Participant pleads guilty or nolo contendere.

  2.9 "Earnings Per Share" means the "diluted earnings per share" of Mattel Common Stock, as calculated according to the standards set forth in the "Statement of Financial Accounting Standards No. 128," issued by the Financial Accounting Standards Board in February 1997 (effective for earnings reports after December 1997) and reported on an annual basis.

  2.10 "Effective Date" means the date on which this Plan is approved by the affirmative vote of a majority of shares of Mattel Common Stock represented in person or by proxy and entitled to vote at a stockholders meeting at which such approval of the Plan is requested.

  2.11 "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

  2.12 "Exercise Date" means the first date on which an Option or TLSAR may be exercised.

  2.13 "Exercise Price" means (i) the price (as set forth in Sections 8.1, 8.2 and 8.3) at which a share of Common Stock may be purchased by a Participant pursuant to the exercise of an Option and (ii) the price of a share of Common Stock set forth under Section 11 below for a TLSAR.

  2.14 "Fair Market Value" means, unless a different method or value is determined by the Committee, the closing price of the Common Stock as reported on the New York Stock Exchange Composite Tape for that day, or, if the New York Stock Exchange is closed on that day, the next preceding day on which the New York Stock Exchange was open.

  2.15 "Future Grant" means any Option granted under this Plan after the Initial Grants made on November 6, 1997.

  2.16 "Grant" means the award of an Option and a related TLSAR.

  2.17 "Grant Agreement" means the written agreement setting forth the terms and provisions applicable to each Grant.

  2.18 "Grant Date" means the date on which the Grant of an Option and related TLSAR were approved by the Committee.

  2.19 "Initial Grant" means those Options whose Grant Date is November 6,
1997.

  2.20 "Initial Grant #1" means those Options under the Initial Grant which have a first set of performance criteria under this Plan, as described in
Section 9.5.2 below.

  2.21 "Initial Grant #2" means those Options under the Initial Grant which have a second set of performance criteria under this Plan, as described in
Section 9.5.3 below.

  2.22 "Insider" means a person or entity that is subject to the provisions of
Section 16 of the Exchange Act.

  2.23 "Option" means an option to purchase Common Stock.

  2.24 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code
Section 424(e).

  2.25 "Participant" means a person who has received a Grant.

  2.26 "Plan" means the "Mattel, Inc. 1997 Premium Price Stock Option Plan," as it may be amended from time to time.

  2.27 "Restricted Stock" means share of Common Stock that are subject to restrictions on ownership.

  2.28 "Retirement" means a Severance where the Participant had previously attained the age of fifty-five (55) and completed five (5) years of service (as determined in accordance with the terms of the Mattel, Inc. Personal Investment Plan).

  2.29 "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and as amended from time to time.

  2.30 "Severance" means, with respect to a Participant, the termination of his or her provision of services to the Company as an employee, whether by reason of death, disability, resignation, dismissal, or any other reason. A Participant will not be considered to have incurred a Severance because of a transfer of employment between the Company and a Subsidiary or a Parent (or vice versa).

  2.31 "Start Date" means the date from which a performance criteria required prior to the exercise of an Option is measured.

  2.32 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

  2.33 "Tandem Limited Stock Appreciation Right" or "TLSAR" means a right granted pursuant to Section 12 below to receive a payment in cash, shares of Common Stock or any combination thereof with respect to a specified number of shares of Common Stock equal to the excess of the Fair Market Value of the Common Stock on the date the right is exercised over the Exercise Price.

  2.34 "Trading Day" means a day on which a share of Common Stock is publicly traded on the New York Stock Exchange, or any successor to the New York Stock Exchange.

SECTION 3. ADMINISTRATION

  3.1 COMMITTEE. This Plan shall be administered by the Committee. The Board may remove members from, or add members to, the Committee at any time. The Committee shall be composed of individuals selected in a manner that complies with Rule 16b-3 and with Code Section 162(m).

  3.2 COMMITTEE MEETINGS. The Committee may conduct its meetings in person or by telephone. One-third ( 1/3rd) of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by a majority of the members present at any meeting or by all of the members in writing without a meeting.

  3.3 INTERPRETATION OF PLAN. The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties.

  3.4 MODIFICATIONS TO PLAN. Subject to the limitations of Sections 12.2 and
12.5 below, the Committee is expressly authorized to make such modifications to this Plan as well as to the Options and Tandem Limited Stock Appreciation Rights granted hereunder as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan.

  3.5 DELEGATION OF RESPONSIBILITIES. The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to the granting of Options to Insiders, except to the extent permitted by Rule 16b-3.

SECTION 4. DURATION

  4.1 EFFECTIVE DATE. This Plan was approved by the Board on November 6, 1997 and shall be effective when approved by the stockholders in the manner provided in Section 2.10. Grants to Participants shall be effective only if the stockholders approve this Plan.

  4.2 PLAN TERMINATION. This Plan shall terminate on December 31, 2002, except with respect to Options and TLSARs then outstanding.

SECTION 5. NUMBER OF SHARES SUBJECT TO THIS PLAN

  5.1. NUMBER OF SHARES. The maximum number of shares of Common Stock for which Grants may be awarded under the Plan shall be 20,000,000.

  5.2. NET ADDITIONAL SHARES. In the event that a Participant pays part or all of the exercise price of an Option in the form of Common Stock, only the net additional shares issued (i.e., the number of shares issued in excess of the number of shares surrendered) will be taken into account for purposes of the limitations of Section 5.1 above.

  5.3. LAPSED GRANTS. Upon the expiration, termination or cancellation of an outstanding Option which shall not have been exercised in full (except due to failure to meet the performance criteria established for the exercise of the Option pursuant to Section 9.5 or 9.6 below), the shares of Common Stock remaining unissued under the Option shall again become available for use under this Plan. Any shares subject to an Option which terminates due to failure to meet the performance criteria established for exercise of the Option shall not be available to be the subject of another Grant.

  5.4 ADJUSTMENTS. In the event of a stock split, stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar change affecting Common Stock, the Committee shall authorize such adjustments as it may deem appropriate with respect to:

    (a) The number and/or kind of shares covered by each outstanding Option and/or TLSAR;

    (b) The aggregate number and/or kind of shares for which Options and/or TLSARs may be granted under this Plan; and

    (c) The Exercise Price per share in respect of each outstanding Option and/or TLSAR.

The Committee may also make such adjustments in the event of a spinoff (or other distribution) of Company assets to stockholders, other than normal cash dividends. Except as set forth above in this Section 5.4, no issuance by the Company of shares of stock of any class, or securities convertible into, or options or warrants to purchase shares of any class of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Grant.

SECTION 6. ELIGIBILITY

  6.1 MATTEL EMPLOYEES. Key employees who may meaningfully influence Mattel's long-term shareholder value are eligible to receive Grants under this Plan. Such employees may include the senior executives at Mattel, as well as other senior managers who participate in the Mattel LTIP program. The Committee shall have the power and complete discretion to select those eligible employees who are to receive a Grant.

  6.2 EMPLOYEES ACQUIRED BY MERGER. In the event that the Company acquires another entity by merger or otherwise, the Committee may authorize the issuance of Grants to the individuals performing services for the acquired entity in substitution for stock options previously granted to those individuals in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine.

SECTION 7. GRANT OF OPTIONS

  7.1 NUMBER. The maximum number of shares of Common Stock for which Grants may be awarded to a single Participant in any three consecutive calendar years is 4,500,000.

  7.2 FORM. Options to purchase shares of Common Stock at Exercise Prices in excess of the Fair Market Value on the Grant Date shall be granted under this Plan on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from Option to Option.

  7.3 GRANT AGREEMENT. The Grant Agreement shall specify the Exercise Price, the expiration date of the Option, the number of shares of Common Stock to which the Option pertains, any conditions to exercise the Option, and such other conditions as the Committee, in its sole discretion, shall determine.

  7.4 INITIAL GRANTS. Subject to shareholder approval, the Committee has granted Options described in this Plan as Initial Grant #1 and Initial Grant #2. The Grant Date for these Initial Grants is November 6, 1997; the Start Date is December 31, 1997; and the Effective Date is the date of stockholder approval of this Plan.

SECTION 8. EXERCISE PRICE OF OPTIONS

  8.1 EXERCISE PRICE OF INITIAL GRANT #1. The Exercise Price of the Options under Initial Grant #1 shall be (i) the Fair Market Value on the first Trading Day on or after the date hereof that Fair Market Value is greater than or equal to $42.03 per share, which is 25% above the Average Stock Price of the Common Stock for the six month period immediately preceding the Grant Date of the Initial Grant or (ii) the Fair Market Value on the Effective Date, whichever is higher.

  8.2 EXERCISE PRICE OF INITIAL GRANT #2. The Exercise Price of the Options under Initial Grant #2 shall be (i) the Fair Market Value on the first Trading Day on or after the date hereof that Fair Market Value is greater than or equal to $44.83 per share, which is 33 1/3% above the Average Stock Price of the Common Stock for the six month period immediately preceding the Grant Date of the Initial Grant or (ii) the Fair Market Value on the Effective Date, whichever is higher.

  8.3 EXERCISE PRICE OF FUTURE GRANTS. The Exercise Price of Future Grants of Options under this Plan shall be determined by the Committee, provided that the Exercise Price shall represent an appropriate premium over the Fair Market Value of a share of Common Stock on the Grant Date, as determined by the Committee in its sole discretion.

SECTION 9. EXERCISE OF OPTIONS

  9.1 WHOLE NUMBERS OF SHARES. Options shall be exercisable only for whole numbers of shares of Common Stock.

  9.2 FORM OF PAYMENT. Options are exercised by payment of the full amount of the purchase price to the Company. The payment shall be in the form of cash or such other forms of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the person exercising the Option or by withholding shares that would otherwise be issued upon the exercise of the Option. If the payment is made by means of the surrender of Restricted Stock, a number of shares issued upon the exercise of the Option equal to the number of shares of Restricted Stock surrendered shall be subject to the same restrictions as the Restricted Stock that was surrendered. The Committee may also authorize the exercise of Options by the delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay the Exercise Price of the Option.

  9.3 EXERCISE IN THE EVENT OF DISABILITY. In the event of the Disability of the Participant, an Option held by the Participant may be exercised (to the extent that the Option is then exercisable) by his or her conservator, agent under durable power of attorney, or trustee of any trust holding the Option.

  9.4 EXERCISE IN THE EVENT OF DEATH. In the event of the death of the Participant, an Option held by the Participant may be exercised (to the extent that the Option is then exercisable) by his or her administrator, executor, personal representative, or trustee of a trust holding the Option, or other person to whom the Option has been transferred by means of the laws of descent and distribution.

  9.5 EXERCISABILITY OF INITIAL GRANTS. Each Option granted under the Initial Grant shall become exercisable in accordance with this Section 9.5.

    9.5.1 HOLDING PERIOD. No Option may be exercised before the third anniversary of the Grant Date, or November 6, 2000.

    9.5.2 INITIAL GRANT #1. Each Option granted under Initial Grant #1 shall become exercisable on November 6, 2000, provided that one of the following performance criteria has been met on or before the second anniversary of the Start Date, that is on or before December 31, 1999. If neither of these performance criteria is met, each Option granted under Initial Grant #1 shall be forfeited on December 31, 1999.

    (a) STOCK PRICE. The Fair Market Value of the Common Stock has been equal to or greater than the Exercise Price for one Trading Day on or after the date hereof, but not later than December 31, 1999.

    (b) EARNINGS PER SHARE. The Earnings Per Share of Mattel Common Stock for calendar year 1999 is equal to or greater than 132.25% of the Earnings Per Share of Mattel Common Stock for calendar year 1997, which represents a 15% Compound Annual Growth in Earnings Per Share over the two year period from the Start Date to December 31, 1999.

    9.5.3 INITIAL GRANT #2. Each Option granted under Initial Grant #2 shall become exercisable on or after November 6, 2000, provided that one of the following performance criteria has been met on or before the third anniversary of the Start Date, that is on or before December 31, 2000. If neither of these performance criteria is met, each Option granted under Initial Grant #2 shall be forfeited on December 31, 2000.

    (a) STOCK PRICE. The Fair Market Value of the Common Stock has been equal to or greater than the Exercise Price for one Trading Day on or after the date hereof, but not later than December 31, 2000.

    (b) EARNINGS PER SHARE. The Earnings Per Share of Mattel Common Stock for calendar year 2000 is equal to or greater than 152.09% of the Earnings Per Share of Mattel Common Stock for calendar year 1997, which represents a 15% Compound Annual Growth in Earnings Per Share over the three year period from the Start Date to December 31, 2000.

    9.5.4 PERCENT OF SHARES SUBJECT TO OPTION THAT MAY BE PURCHASED ON EXERCISE DATE. The number of shares subject to Options under the Initial Grant that may be purchased on or after the Exercise Date depends on the duration of a Participant's employment with Mattel, provided one of the performance criteria for the Option has been met.

      9.5.4.1 CONTINUOUS EMPLOYMENT. If the Participant is employed with Mattel from the Grant Date through November 6, 2000, then 100% of the shares subject to the Option may be purchased on or after the Exercise Date, provided one of the performance criteria for the Option has been met prior to the date of Severance. Except as provided in Section 9.5.4.2, if the Participant incurs a Severance between November 6, 2000 and December 31, 2000, the only performance criteria which may be met for Initial Grant #2 is that set forth in Section 9.5.3(a), and the performance criteria set forth in Section 9.5.3(b) would not apply.

      9.5.4.2 EARLY SEVERANCE. If a Participant incurs a Severance on account of death, Disability, or Retirement before December 31, 2000, then a pro-rated portion of the shares subject to the Option may be purchased on or after the Exercise Date, provided one of the performance criteria for the Option has been met. The pro-rated portion shall be calculated based on the Participant's number of full months of employment with Mattel, measured from the Grant Date to the earlier of the date of the Severance or November 6, 2000, divided by 36, and the remaining shares subject to the Option shall be forfeited. If a Participant incurs a Severance for any reason other than death, Disability, or Retirement before November 6, 2000, then the Option shall be forfeited in its entirety. This Section shall not apply if a Participant incurs a Severance subsequent to a Change in Control.

      9.5.4.3 CHANGE IN CONTROL. If a Participant incurs a Severance for any reason subsequent to a Change in Control, 100% of the shares subject to an Option may be purchased pursuant to Section 9.5.5, provided one of the performance criteria for the Option has been met.

    9.5.5 SPECIAL RULE FOR A CHANGE IN CONTROL. In the event of a Change in Control, an Option which has not previously been forfeited may be exercised for the percent of the shares which remain subject to purchase as set forth in
Section 9.5.4 as soon as an applicable performance criterion for the Option as set forth in Section 9.5.2 or 9.5.3 is met.

  9.6 FUTURE GRANTS. An Option under any Future Grant shall be exercisable at such time or times and be subject to such terms and conditions as may be determined by the Committee in its sole discretion.

SECTION 10. TERMINATION OF OPTIONS

  10.1 INITIAL GRANT. The termination of Options under the Initial Grant shall be determined in accordance with this Section 10.1.

    10.1.1 Except to the extent the terms of an Option require its prior termination, each Option from the Initial Grant shall terminate on the earliest of the following dates:

    (a) If the Participant continues to be employed at Mattel, a date which is five (5) years from the Start Date of the Option, that is December 31, 2002.

    (b) The date on which the Option may no longer become exercisable due to failure to meet any of the performance criteria established for exercise of the Option pursuant to Section 9.5.

    (c) If the Participant incurs a Severance for reasons of death, Disability, or Retirement, a date which is five (5) years from Start Date of the Option, that is December 31, 2002.

    (d) If the Participant incurs a Severance for reasons other than death, Disability, or Retirement at a time when the Option was already exercisable under Section 9.5, then a date which is 90 days after the date of Severance.

    (e) If the Participant incurs a Severance for reasons other than death, Disability, or Retirement at a time before the Option was exercisable under
  Section 9.5, then the date of Severance.

An Option shall also terminate on such date as the Committee may determine upon a Change in Control if the Committee determines that such event will make it impossible in the future to meet any of the performance criteria for exercise of the Option.

    10.1.2 SPECIAL RULE FOR EXERCISE OF TLSAR. Notwithstanding Section 10.1.1, an Option shall terminate on the date on which the TLSAR related to the Option is exercised with respect to the same percent of shares subject to Option as the percent of shares subject to the related TLSAR which were exercised.

  10.2 FUTURE GRANTS. An Option under any Future Grant shall terminate at such time or times and be subject to such terms and conditions as may be determined by the Committee in its sole discretion.

SECTION 11. TANDEM LIMITED STOCK APPRECIATION RIGHTS

  11.1 GRANT OF TLSARS. The Committee has the power and sole discretion to grant Tandem Limited Stock Appreciation Rights ("TLSARs") in conjunction with Options granted under this Plan.

  11.2 EXERCISE AND PAYMENT OF TLSARS. Upon the exercise of a TLSAR, the Participant shall be entitled to receive payment from the Company equal to the amount determined by multiplying (a) times (b):

    (a) The amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the Exercise Price.

    (b) The number of shares of Common Stock with respect to which the TLSAR is exercised.

  Each TLSAR shall be paid in cash, provided that if any such payment would cause a Change in Control transaction to be ineligible for pooling of interests accounting under APB No. 16, which transaction but for such payment otherwise would have been eligible to receive such accounting treatment, any TLSAR shall be paid in shares of Common Stock having a Fair Market Value equal to the cash amount foregone.

  Each TLSAR shall be exercisable only for whole numbers of shares of Common Stock. In the event of the Disability or death of a Participant, TLSARs shall be exercised in the same manner as provided for Options in Sections 9.3 and
9.4. If a Participant incurs a Severance prior to a Change in Control, a TLSAR shall be forfeited with respect to the same percent of shares subject to the TLSAR as the percent of shares subject to the related Option which were forfeited on account of such Severance pursuant to Section 9.5.4.2.

  11.3 TLSARS ISSUED TO INSIDERS. TLSARs issued to Insiders may only be exercised in accordance with Rule 16b-3.

  11.4 TLSARS GRANTED IN THE INITIAL GRANT. Each TLSAR granted under the Initial Grant shall be governed in accordance with the provisions of this
Section 11.4.

    11.4.1. NUMBER OF TLSARS. TLSARs granted under the Initial Grant are granted in tandem with each Option granted. The number of TLSARs granted in conjunction with each Option shall be determined by the Committee and shall be set forth in the Grant Agreement.

    11.4.2 EXERCISE PRICE. The Exercise Price of each TLSAR shall equal the Fair Market Value of a share of Common Stock on (i) the Grant Date or (ii) the Effective Date, whichever Fair Market Value is higher.

    11.4.3 EXERCISE DATE. Each TLSAR which has not otherwise terminated under
Section 11.4.4 shall become exercisable immediately upon the occurrence of a Change in Control.

    11.4.4 TERMINATION DATE. A TLSAR shall terminate on the earliest of the following dates:

    (a) The date on which the related Option is exercised, with respect to the same percent of shares subject to the TLSAR as the percent of the shares subject to the related Option which were exercised.

    (b) The date on which the related Option is terminated, as provided in
  Section 10.1.1(a), (b), (c), (d) or (e), unless the TLSAR is exercisable on such date.

    (c) The last day of the period of 60 consecutive days which begins on the date of the Change in Control.

  11.5 FUTURE TLSARS. The Committee has the power and sole discretion to determine the terms and conditions of any grant of TLSARs under any Future Grant, provided that the Exercise Price shall not be less than the Fair Market Value of a share of Common Stock on the Grant Date.

SECTION 12. OTHER PROVISIONS

  12.1 PARTICIPANT ELECTIONS. Pursuant to such rules and procedures as may be prescribed by the Committee, Participants may enter into arrangements to defer the receipt of income that would otherwise be recognized by the Participant under the Plan.

  12.2 MODIFICATION OF GRANTS. The Committee may modify an existing Option or TLSAR, including the right to:

    (a) Accelerate the right to exercise it;

    (b) Extend or renew it; or

    (c) Cancel it and issue a new Option or TLSAR.

However, no modification may be made to an Option or TLSAR that would impair the rights of the Participant holding the Option or TLSAR without his or her consent. Whether a modification of an existing Option or TLSAR granted to an Insider will be treated as a new Option or TLSAR for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

  12.3 NON-TRANSFERABILITY OF GRANTS. Except to the extent specified in the Grant Agreement, Options and TLSARs will be exercisable only by the Participant. Options and TLSARs are not assignable or transferable except by will or the laws of descent and distribution or pursuant to such rules and procedures as may be adopted by the Committee. The Committee may prescribe such rules and procedures as it deems appropriate regarding the transfer of Options and TLSARs, taking into account the impact of Section 16 of the Exchange Act, the need to register shares under the Securities Act of 1933, and applicable State Blue Sky Laws.

  12.4 CANCELLATION OF GRANTS. Except as otherwise provided in the Grant, the Committee may cancel any unexpired, unpaid, or deferred Grant at any time if the Participant does not comply with all of the terms of the Grant and the following conditions.

    (a) A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer shall be based on the Participant's position and responsibilities while employed by the Company, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has retired shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than five percent (5%) equity interest in the organization or business.

    (b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material, as those terms are used in the Company's Employee Patent and Confidence Agreement, relating to the business of the Company, acquired by the Participant either during or after employment with the Company.

    (c) A Participant, pursuant to the Company's Employee Patent and Confidence Agreement, shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

    (d) Upon exercise, payment, or delivery pursuant to an Option or TLSAR (hereafter referred to as an "Award"), the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of paragraph (a), (b) or (c) of this Section 12.4 prior to, or during the six
  (6) months after, any exercise, payment or delivery pursuant to an Award may, at the Committee's discretion, cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery.

  12.5 AMENDMENTS AND TERMINATION. The Board may at any time amend or terminate this Plan. However, no amendment or termination of the Plan may impair the rights of a Participant holding a Grant without his or her consent.

  12.6 TAX WITHHOLDING.

  (a) WITHHOLDING REQUIREMENTS. The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

  (b) USE OF COMMON STOCK. If Common Stock is used to satisfy the Company's tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

  12.7 NO ADDITIONAL RIGHTS.

  (a) Neither the adoption of this Plan nor the granting of any Option or TLSAR shall:

    (i) Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

    (ii) Confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause.

  (b) No Participant shall have any rights as a stockholder with respect to any shares covered by a Grant until the date a certificate for such shares has been issued to the Participant following the exercise of an Option.

  12.8 SECURITIES LAW RESTRICTIONS.

  (a) No securities shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws.

  (b) The Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.

  (c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to those restrictions.

  12.9 INDEMNIFICATION. To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under this Plan, against losses and expenses (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual's duties under this Plan, unless the losses or expenses are due to the individual's gross negligence or lack of good faith. The Company will have the right to select counsel and to control the prosecution or defense of the suit. The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

  12.10 GOVERNING LAW. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

  To signify its adoption of this Plan, the Company has caused its execution.

                                          Mattel, Inc.,
                                          a Delaware Corporation

                                          /s/ Alan Kaye
                                          _____________________________________
                                          Senior Vice President, Human
                                           Resources

                                          Date: February 27, 1998

                                                                      EXHIBIT B

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                 MATTEL, INC.

            PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE

                               ----------------

  Mattel, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

  FIRST. At a meeting of the Board of Directors of the Corporation duly called and held on February 5, 1998, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and directing that such amendment be submitted to the stockholders of the Corporation for approval at its Annual Meeting of Stockholders to be held on May 6, 1998. Such resolutions recommended that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

  "FOURTH. The Company is authorized to issue a total of one billion, twenty three million (1,023,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, one billion (1,000,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of One Dollar ($1.00), three million (3,000,000) shares of Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00), and twenty million (20,000,000) shares of Preference Stock, each of which shares of Preference Stock has a par value of one cent ($0.01)."

  SECOND. At the Annual Meeting of Stockholders of the Corporation duly called and held on May 6, 1998, the affirmative vote of a majority of the votes permitted to be cast by the holders of the outstanding shares of the Corporation's common stock, par value $1.00 per share, and the Corporation's Series C Preferred Stock, par value $1.00 per share, was obtained in favor of such amendment with respect to Article FOURTH.

  THIRD. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

  In Witness Whereof, Mattel, Inc. has caused this Certificate of Amendment to be signed by Ned Mansour, its President, Corporate Operations and General Counsel and attested by Leland P. Smith, its Assistant General Counsel and Secretary, this 6th day of May 1998.

                                          /s/ Ned Mansour
                                          -------------------------------------
                                          Ned Mansour
                                          President, Corporate Operations
                                          And General Counsel

Attest:

/s/ Leland P. Smith
------------------------------------------
Leland P. Smith
Assistant General Counsel and Secretary

                                  DETACH HERE

                                 MATTEL, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS MAY 6, 1998

    JILL E. BARAD, NED MANSOUR and JOHN L. VOGELSTEIN, or any of them, each with power of substitution, are hereby appointed proxies to represent and vote as designated hereon all shares of Common Stock and Series C Preferred Stock of Mattel, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in the Manhattan Ballroom of the Manhattan Beach Marriott, 1400 Parkview Avenue, Manhattan Beach, California, at 10:00 a.m. on the 6th day of May, 1998, or any adjournment thereof, with all powers the undersigned would possess if personally present.

          Election of all Directors listed below:
          Nominees:
          Jill E. Barad, Harold Brown, Tully M. Friedman,
          Joseph C. Gandolfo, Ronald M. Loeb, Ned Mansour,
          William D. Rollnick, Christopher A. Sinclair,
          Bruce L. Stein and John L. Vogelstein.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Director's recommendations, just sign on the reverse side. You need not mark any boxes.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE       [SEE REVERSE]
                                                                   [    SIDE   ]

                                  DETACH HERE
    Please mark
[_] votes as in
    this example.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
  FOR PROPOSALS 1,2,3,4 AND 5.
------------------------------------------

1.  Election of directors (named on reverse).

             FOR          WITHHELD
        [_]  ALL      [_] FROM ALL
           NOMINEES       NOMINEES
                                          MARK HERE
                                          FOR ADDRESS  [_]
                                          CHANGE AND
                                          NOTE BELOW


    [_] ______________________________________
        For all nominees except as noted above


2.  Approval of the 1997 Premium Price           FOR   AGAINST   ABSTAIN
    Stock Option Plan.                           [_]     [_]       [_]


3.  Approval of the Mattel Management            FOR   AGAINST   ABSTAIN
    Incentive Plan.                              [_]     [_]       [_]


4.  Approval of an amendment to Article          FOR   AGAINST   ABSTAIN
    Fourth of Mattel's Restated Certificate      [_]     [_]       [_]
    of Incorporation.


5.  Ratification of the selection of Price       FOR   AGAINST   ABSTAIN
    Waterhouse LLP as the Company's              [_]     [_]       [_]
    independent accountants for the year
    ending December 31, 1998.
    ----------------------------------------
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
    AGAINST PROPOSAL 6.
    ----------------------------------------


6.  Approval of stockholder proposal             FOR   AGAINST   ABSTAIN
    regarding Executive Compensation.           [_]     [_]       [_]


7.  TO CONSIDER AND ACT UPON SUCH OTHER
    BUSINESS MATTERS OR PROPOSALS AS MAY
    PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:______________________________________   Date:________________________


Signature:______________________________________   Date:________________________